Filed Pursuant to Rule 424(b)(2)

Registration No. 333-151330

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 13, 2008)

1,986,173 Shares

Raser Technologies, Inc.

Common Stock

We are offering 1,986,173 shares of our common stock, par value, $0.01 per share by this prospectus supplement and the accompanying prospectus pursuant to the ATM Agreement (as defined below), as amended on August 15, 2008. We will receive all of the net proceeds from the sale of such common stock. The shares of common stock offered hereby, together with the shares of common stock previously sold pursuant to the ATM Equity Offeringsm Sales Agreement (the “ATM Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated June 17, 2008, constitute all of the $25,000,000 of shares of common stock contemplated to be sold by us pursuant to the ATM Agreement.

Our common stock is listed on the NYSE Arca exchange under the symbol “RZ.” The last reported sale price of our common stock on August 14, 2008 was $10.09 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$8.95	$17,776,248
Underwriting Discount	$ .35	$695,161
Proceeds to Raser Technologies, Inc. (before expenses)	$8.60	$17,081,088

We expect the delivery of the shares will be made to investors on or about August 20, 2008.

Merrill Lynch & Co.

The date of this prospectus supplement is August 15, 2008.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and other matters relating to us and our financial condition. The second part is the attached base prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the common stock we are offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

Except as otherwise specified or used in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” “the company,” “Raser,” “Raser Technologies” and “Raser Technologies, Inc.” refer to Raser Technologies, Inc. and its subsidiaries. References in this prospectus supplement to “U.S. dollars,” “U.S. $” or “$” are to the currency of the United States of America.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus or any free writing prospectus prepared by Raser. We have not, and Merrill Lynch has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Merrill Lynch is not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or in the prospectus is accurate as of any date other than the date on the front of that document.

The distribution of this prospectus supplement and the attached prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the attached prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the attached prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. We are not making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such information may also be inspected at the NYSE Arca Exchange, 11 Wall Street, New York, New York 10005. You can also find information about us by visiting our web site at www.rasertech.com. We have included our web site address as an inactive textual reference only. Information on our web site is not incorporated by reference into and does not form a part of this prospectus supplement or the accompanying prospectus.

We are incorporating by reference into this prospectus supplement and the accompanying prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that have been filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and any accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished under applicable SEC rules, rather than filed, until the completion of this offering:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2007, as amended.

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

3.	Our Current Reports on Form 8-K filed on January 23, 2008, March 19, 2008, March 20, 2008, March 25, 2008, March 27, 2008, April 1, 2008, April 9, 2008, April 25, 2008, May 19, 2008, May 21, 2008, June 13, 2008, June 23, 2008, July 21, 2008, July 23, 2008, and August 7, 2008.

4.	Our Registration Statement on Form 8-A filed on November 1, 2005, as amended by Amendment No. 1 to such Form 8-A filed on May 15, 2008.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

You may request a copy of these filings at no cost by writing or telephoning us at the following address or phone number:

Raser Technologies, Inc.

Attn: Investor Relations

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

(801) 765-1200

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SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the attached prospectus and the documents incorporated by reference in this prospectus supplement.

Raser Technologies, Inc.

We are an environmentally focused geothermal power development and technology licensing company. We operate in two business segments: Power Systems and Transportation and Industrial Technology. Our Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations. Our Transportation and Industrial Technology segment focuses on using our Symetron™ technology to improve the efficiency of electric motors, generators and power electronic drives used in electric and hybrid electric vehicle propulsion systems. Through these two business segments, we are employing a “Well to Wheels” strategy in an effort to produce a positive impact on the environment and economically beneficial results for our stockholders. By executing our “Well to Wheels” strategy, we aim to become both a producer of clean, geothermal electric power as well as a provider of technologies that enable electric and hybrid electric vehicles with range extenders and improve the efficiency of electric motors and drive systems used in hybrid electric vehicles and other applications.

We are incorporated in Delaware. We are the successor to Raser Technologies, Inc., a Utah corporation, which was formerly known as Wasatch Web Advisors, Inc. Wasatch Web Advisors acquired 100% of our predecessor corporation in a reverse acquisition transaction in October of 2003. Prior to that transaction, our predecessor corporation was a privately-held company.

Overview

We have initiated the development of eight geothermal projects in our Power Systems segment to date, and we are currently in the development stage of drilling wells and constructing geothermal power plants to further develop viable geothermal resources. We have accumulated a large portfolio of geothermal interests in six western continental states. These geothermal interests are important to our ability to develop geothermal power plants. We continue to accumulate additional interests in geothermal resources for future projects. We have either obtained or are in the process of obtaining permits for the development of our eight geothermal projects which are located in Nevada, Utah, New Mexico and Oregon. We believe that the geothermal resource for each of these projects has the potential to provide at least enough geothermal energy for a power plant of approximately 10 megawatts (“MW”). However, we expect that many of the project sites that we intend to develop, have potential resources to generate more than 10 MW of electrical power. For example, our first 10 MW geothermal power plant is currently under construction and is located in Utah. We refer to this project as the Thermo project. GeothermEx. Inc. recently completed an independent report on the greater Thermo project area. The report concluded, with a 90% confidence level, that the recoverable geothermal energy reserves of the greater Thermo project area are 138 MW and that the most likely reserve value is 238 MW, based on a minimum 20-year life. Therefore, in addition to the 10 MW Thermo project we are currently constructing, we intend to explore opportunities to build multiple plants near the Thermo project. We expect that other project sites we have selected to develop an initial 10 MW power plant could also prove to have resources that could support multiple plants. Our plan is to eventually seek to maximize the full power generating potential of all of the sites we select for development.

In addition to developing our geothermal resources, we are in the process of completing other steps necessary to enable us to further finance, construct and operate geothermal power plants. We obtained a commitment letter from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) that sets forth general terms and conditions relating to the structuring and financing of up to 155 MW of geothermal power plants. Pursuant to the commitment letter, we have obtained financing commitments for three projects, including the Thermo project and projects we intend to develop in Nevada and New Mexico. The funding of each of these commitments is subject to the satisfaction of certain conditions. One of these financing commitments, which relates to our Truckee project in Nevada, expired on June 30, 2008. However, we and Merrill Lynch have agreed to work towards formally extending the expiration date of this commitment in the near future.

We have also entered into purchase agreements with a manufacturer of turbines that we intend to use in our geothermal power plants. As of June 30, 2008, we had taken delivery of 45 turbines pursuant to these agreements. The turbines are being stored in a warehouse pending installation at the Thermo project.

We have also entered into power purchase agreements with investor owned utilities and municipalities. During the first quarter of 2008, we entered into power purchase agreements with the City of Anaheim, California to provide electricity from two of our future plants totaling 22 MW. Our Thermo power plant is expected to be one of the two geothermal power plants to provide electricity to the City of Anaheim in accordance with the Anaheim power purchase agreements. In addition, on June 12, 2008, we signed a power purchase agreement with the Salt River Project Agricultural Improvement and Power District (“SRP”), the nation’s third largest public utility, to provide 10 MW of electricity to the utility serving the Phoenix, Arizona area. Our New Mexico power plant is expected to provide electricity for the SRP power purchase agreement. We are currently negotiating additional power purchase agreements with investor owned utilities and other municipalities.

We believe we have made substantial progress in advancing our geothermal business. We have amassed what we believe to be one of the largest undeveloped portfolios of geothermal resources in the United States. We have established valuable relationships and commitments with substantial, well regarded companies relating to geothermal equipment, technology, financing, and resource identification and evaluation, among others. We have secured three power purchase agreements to provide 32 MW of electric power, and we are in various stages of negotiation to provide an additional 110 MW of electric power. We believe we are engaged in a high growth business and are well positioned to play a meaningful role in providing clean, renewable power to consumers. Not everything has been in keeping with our original timeframes and cost expectations. Some of our projects have experienced longer development timelines than originally planned. However, we believe our first power plant is being built in a fraction of the time typically required for other geothermal power plants, and we expect to have it placed in service later in 2008. We anticipate developing our large geothermal resource portfolio using our unique, rapid deployment business model.

Our Transportation and Industrial Technology segment continues to focus on commercializing our Symetron™ electric motor, generator and drive technologies and our series plug-in hybrid vehicle (“PHEV”) with range extender technologies. We are working to develop a 100 mile per gallon (“mpg”) light truck demonstration vehicle in addition to a 100 mpg SUV demonstration vehicle. Our plug-in electric drive system is being designed to allow light trucks and SUVs to achieve over 100 mpg in typical local daily driving with near zero emissions, by using electricity instead of petroleum as the primary fuel. Pacific Gas & Electric of California agreed in February 2008 to initially purchase two of these test vehicles. The SUV demonstration vehicle that is under development is being built in cooperation with a leading global OEM. During 2007 and early 2008, we entered into several other agreements and collaborative arrangements with large manufacturers to explore additional potential applications of our Symetron™ technologies, including a collaborative arrangement with Hyundai Heavy Industries (“HHI”) of Korea and a license agreement with Wilson Automotive of Canada. We intend to continue to explore opportunities to commercialize our Symetron™ technologies.

Consistent with our limited operating history, we have generated limited revenues from operations. We anticipate that material revenue will not be generated from our Power Systems segment until the geothermal power plants under construction and those we intend to develop are constructed and placed in service. To date, our primary source of revenue has been from research and development subcontracts administered through contractors for certain government agencies. Pursuant to these subcontracts, we performed engineering design, development and testing activities to demonstrate the viability of specific applications of our technologies.

Because we are in the stage of development, there is limited historical information upon which an evaluation can be made regarding our business and prospects. We also have limited insight into how market and technology trends may affect our future business. The revenue and income potential of both of our business segments is unproven and the markets in which we expect to compete are very competitive and rapidly evolving. Our business and prospects should be considered in light of the risks, expenses, cash requirements, challenges and uncertainties that exist in a development stage company seeking to develop new technologies and products in competitive and rapidly evolving markets.

We have incurred substantial losses since inception and we are not operating at cash breakeven. Our continuation as a going concern is dependent on efforts to raise additional capital, increase revenues, reduce expenses, and ultimately achieve profitable operations. If substantial losses continue, or if we are unable to raise sufficient, additional capital on reasonable terms, liquidity concerns may require us to curtail operations, liquidate or sell assets or pursue other actions that could adversely affect future operations.

The amount and timing of our future capital needs depend on many factors, including the timing of our development efforts, opportunities for strategic transactions, and the amount and timing of any revenues we are able to generate. Given our current business strategy, however, we will need to secure additional financing in order to execute our plans and continue our operations.

Power Plant Construction

We currently have one geothermal power plant under construction in Utah, which we refer to as the Thermo project. The Thermo project has the potential to provide approximately 10.5 MW of electricity, net of the station usage or parasitic load needed to pump the geothermal fluids throughout the plant. We expect to complete the construction of the Thermo project during the fourth quarter of 2008, subject to the timely funding of project financing pursuant our financing commitment from Merrill Lynch relating to the project.

In early August 2008, GeothermEx, Inc., an independent third party geothermal consultant, completed and delivered its analysis of the Thermo well field. GeothermEx reported that well #24-34 indicated 3.6 megawatts (MW) net at the well depth level we plan to produce, with temperatures in excess of 280 degrees Fahrenheit. GeothermEx’s analysis of the resource concludes that ample resources are available in the immediate vicinity of the Thermo project to support a 10 MW net plant using the closed loop binary systems planned for the Thermo project. The report also concludes that the larger area of the Thermo resource field is most likely to sustain 238 MW gross with a 90% probability of sustaining 138 MW of geothermal energy, or enough power to supply over 100,000 homes. This indicates that the area could support several additional plants, subject to further testing and analysis.

An independent report is required for each of our geothermal projects under the Merrill Lynch commitment letter, and the report is a necessary milestone in order to obtain project financing. We believe the issuance of the GeothermEx report puts us in a position to finalize and close on funding for the Thermo project pursuant to our financing commitment relating to the Thermo project. However, the ultimate timing of this funding will depend on a number of factors, some of which are beyond our control. See “Liquidity and Capital Resources,” below.

Certain development costs relating to the Thermo project have exceeded our original estimates. Costs incurred for well field development, pipe and other steel components have increased. In addition, we expended more for well field activities due, in part, to our desire to gather additional data to enhance our understanding of the geothermal resource located in the greater Thermo area, beyond what is needed for the planned 10 MW geothermal power plant. We also elected to build a larger, higher voltage transmission line to the Thermo project due to the potential for additional projects that could be supported by the indicated resource. However, we also continue to see an increase in demand for green renewable electricity by utilities and municipalities. Market indications and pricing in approved contracts issued by utilities and municipalities have increased substantially, especially in the California market. If these trends continue, we expect that potential future geothermal development projects will benefit from power purchase agreements that provide for the sale of power at higher prices reflecting this increased demand.

Generally, the development schedule for our other projects has been affected slightly by funding delays and other factors. However, we are working to complete the remaining steps necessary to commence construction of several other plants. We currently expect to complete construction of our Lightning Dock project in New Mexico during the first quarter of 2009. We also currently expect to complete the development of the remaining six plants under development during 2009.

THE OFFERING

Common stock offered	1,986,173 shares of our common stock

Use of proceeds.	We intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, which may include working capital, power plant construction expenses, well field development activities for the geothermal power plants we intend to develop, capital expenditures, development costs, strategic investments and possible acquisitions.

Risk factors	See “Risk Factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NYSE Arca exchange symbol	RZ

RISK FACTORS

An investment in our securities involves certain risks. You should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. In particular, you should evaluate the following risk factors before making an investment in our securities. If any of the following circumstances actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have limited operating experience and revenue, and we are not currently profitable. We expect to continue to incur net losses for the foreseeable future, and we may never achieve or maintain profitability.

We have a limited operating history and, from our inception, we have earned limited revenue from operations. We have incurred significant net losses in each year of our operations, including a net loss of approximately $12.9 million for the six months ended June 30, 2008. As a result of ongoing operating losses, we had an accumulated deficit and deficit after re-entry into development stage of approximately $64.1 million on cumulative revenues from inception of approximately $0.9 million as of June 30, 2008.

Under our current growth plan, we do not expect that our revenues will be sufficient to cover our expenses for the foreseeable future. As a result, we expect to continue to incur substantial losses until we are able to generate significant revenues. Our ability to generate significant revenues and become profitable will depend on many factors, including our ability to:

•	identify and secure productive geothermal sites;

•	verify that the properties in which we have acquired an interest contain geothermal resources that are sufficient to generate electricity;

•	acquire electrical transmission and interconnection rights for geothermal plants we intend to develop;

•	enter into power purchase agreements for the sale of electrical power from the geothermal power plants we intend to develop;

•

enter into additional equity tax partner agreements with potential financing partners that will provide for the allocation of tax benefits to them and for the contribution of capital by them to the projects;

•	finance and complete the development of multiple geothermal power plants;

•	manage construction, drilling and operating costs associated with the geothermal power plants we intend to develop;

•	successfully license commercial applications of our SymetronTM technologies;

•	enforce and protect our intellectual property while avoiding infringement claims;

•	comply with applicable governmental regulations; and

•	attract and retain qualified personnel.

We will need to secure additional financing and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to support our business requirements, build our business or continue as a going concern.

At June 30, 2008, we had approximately $5.1 million in cash and cash equivalents. Our operating activities used approximately $5.2 million and approximately $4.1 million of cash during the six months ended June 30, 2008 and 2007, respectively. We have incurred substantial losses since inception and we are not operating at cash breakeven.

Our continuation as a going concern is dependent on efforts to raise additional capital, increase revenues, reduce expenses, and ultimately achieve profitable operations. If we are unable to raise sufficient, additional capital on reasonable terms, liquidity concerns may require us to curtail operations, liquidate or sell assets or pursue other actions that could adversely affect future operations. Reduction of expenditures could have a negative impact on our business. A reduction of expenditures would make it more difficult for us to execute our plans to develop geothermal power plants in accordance with our expectations. It would also make it more difficult for us to conduct adequate research and development and other activities necessary to commercialize our Symetron technologies.

We have raised, and we expect to continue to raise, additional funds from the sale of shares of our common stock through the ATM Program. However, from time to time we may need to suspend sales of common stock under the ATM Program due to market conditions or other factors beyond our control. In addition, the gross proceeds we can raise pursuant to the ATM Program are limited to $25 million, of which we had already sold $7.2 million as of August 8, 2008. Therefore, in order to execute our business strategy and continue our operations, we will likely need to seek funding from other sources through the issuance of debt, preferred stock, equity or a combination of these instruments. We cannot be certain however, that funding from these sources will be available on reasonable terms or at all. If we are unable to secure adequate funds on a timely basis on terms acceptable to us, we may need to modify our current plans for plant construction, well field development and other development activities, or extend the time frame over which these activities will take place.

Our Commitment Letter with Merrill Lynch sets forth certain general terms relating to the structure and financing of up to 155 MW of geothermal power plants we intend to develop. Pursuant to the Commitment Letter, we have obtained financing commitments for three projects, including one project in Utah, one project in Nevada and one project in New Mexico. The funding of each of these financing commitments remains subject to certain conditions. If Merrill Lynch elects to provide or arrange a financing commitment with respect to any additional projects, such financing commitment will be subject to satisfactory due diligence, the execution of a separate commitment letter relating to such project and certain other conditions. Even if we are able to obtain funding for the development of projects pursuant to the Commitment Letter, we will need additional financing to cover general operating expenses and certain development expenses that are not covered by the Commitment Letter.

If we raise additional capital through the issuance of equity or securities convertible into equity, our stockholders may experience dilution. Any new securities we issue may have rights, preferences or privileges senior to those of the holders of our common stock, such as dividend rights or anti-dilution protections. We have previously issued warrants to purchase our common stock in connection with certain transactions. Some of these warrants continue to be outstanding and contain anti-dilution provisions. Pursuant to these anti-dilution provisions, the exercise price of the applicable warrants will be adjusted if we issue equity securities or securities convertible into equity securities at a price lower than the exercise price of the applicable warrants.

We may also secure additional financing by incurring indebtedness. Any indebtedness we incur could constrict our liquidity, result in substantial cash outflows, and adversely affect our financial health and ability to obtain financing in the future. Any such debt would likely contain restrictive covenants that may impair our ability to obtain future additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes, and a substantial portion of cash flows, if any, from our operations may be dedicated to interest payments and debt repayment, thereby reducing the funds available to us for other purposes. Any failure by us to satisfy our obligations with respect to these potential debt obligations would likely constitute a default under such credit facilities.

Prior to the completion of the private placement of our 8.00% Convertible Senior Notes due 2013, our independent registered public accounting firm’s report on our 2007 financial statements questioned our ability to continue as a going concern.

As originally issued on March 11, 2008, our independent registered public accounting firm’s report on our financial statements as of and for the two year period ended December 31, 2007 expressed doubt about our ability to continue as a going concern. Their report included an explanatory paragraph stating that there was substantial doubt about our ability to continue as a going concern due to the lack of sufficient capital, as of the date their report was issued, to support our business plan through the end of 2008.

On March 26, 2008, we received approximately $48.0 million in net proceeds from the private placement of $50,000,000 aggregate principal amount of our 8.00% Convertible Senior Notes due 2013 and $4.8 million additional net proceeds on April 1, 2008 pursuant to the exercise of the initial purchaser’s overallotment option. As a result of the private placement, our independent registered public accounting firm reissued their report with respect to our financial statements on April 1, 2008 to remove the explanatory paragraph. Since that time, we have used a substantial portion of the proceeds from the issuance of the Convertible Notes to fund our operations and development efforts, including the ongoing construction of the Thermo project. As a result, our cash and cash equivalents are being depleted, and we need to raise additional funds to continue operating as a going concern.

If we are unable to secure additional financing when necessary, future reports issued by our independent registered public accounting firm could include a “going concern qualification.” Inclusion of a “going concern qualification” in a future report issued by our independent accountants could have a negative impact on our ability to obtain financing and may adversely impact our stock price.

The market price for our common stock has experienced significant price and volume volatility and is likely to continue to experience significant volatility in the future. Such volatility may cause investors to experience dramatic declines in our stock price from time to time, may impair our ability to secure additional financing and may otherwise harm our business.

The closing price of our common stock fluctuated from a low of $7.87 per share to a high of $11.37 per share during the six months ended June 30, 2008. Our stock price is likely to experience significant volatility in the future as a result of numerous factors outside of our control. As a result, the market price of our stock may not reflect our intrinsic value. In addition, following periods of volatility in our stock price, there may be increased risk that securities litigation, governmental investigations or enforcement proceedings may be instituted against us. Any such litigation, and investigation or other procedures, regardless of merits, could materially harm our business and cause our stock price to decline due to potential diversion of management attention and harm to our business reputation.

The volatility in our stock price could impair our ability to raise additional capital. Further, to the extent we do raise additional funds through equity financing, we may need to issue such equity at a substantial discount to the market price for our stock. This, in turn, could contribute to the volatility in our stock price.

The geothermal power production development activities of our Power Systems segment may not be successful.

We are devoting a substantial amount of our available resources to the power production development activities of our Power Systems segment. Our success in developing a particular geothermal project is contingent upon, among other things, locating a viable geothermal site, negotiation of satisfactory engineering, procurement and construction agreements, negotiation of satisfactory power purchase agreements, receipt of required governmental permits, obtaining interconnection rights, obtaining transmission service rights, obtaining adequate financing, and the timely implementation and satisfactory completion of construction. We may be unsuccessful in accomplishing any of these necessary requirements or doing so on a timely basis. Generally, we must also incur significant expenses for preliminary engineering, permitting, legal fees and other expenses before we can even determine whether a project is feasible. Project financing is not typically available for these preliminary activities.

We may be unable to obtain the financing we need to develop geothermal power projects.

A substantial capital investment will be necessary to develop each geothermal power project our Power Systems segment seeks to develop. Our continued access to capital through project financing or other arrangements is necessary for us to complete the geothermal power projects we plan to develop. Our attempts to secure the necessary capital on acceptable terms may not be successful.

Market conditions and other factors may not permit us to obtain financing for geothermal projects on terms favorable to us. Our ability to arrange for financing on a substantially non-recourse or limited recourse basis, and the costs of such financing, are dependent on numerous factors, including general economic and capital market conditions, credit availability from banks, investor confidence, the continued success of current projects, the credit quality of the projects being financed, the political situation in the state in which the project is located and the continued existence of tax and securities laws which are conducive to raising capital. If we are not able to obtain financing for our projects on a substantially non-recourse or limited recourse basis, or if we are unable to secure capital through partnership or other arrangements, we may have to finance the projects using recourse capital such as direct equity investments, which would have a dilutive effect on our common stock. Also, in the absence of favorable financing or other capital options, we may decide not to pursue certain projects. Any of these alternatives could have a material adverse effect on our growth prospects and financial condition.

Other than certain excluded financings, the Commitment Letter gives Merrill Lynch the exclusive right to provide or arrange financing for up to 100 MW of substantially similar geothermal power plants we intend to develop. Other than certain excluded financings, Merrill Lynch also has a right of first refusal with respect to the financing of an additional 55 MW of geothermal power plants we intend to develop. Pursuant to the Commitment Letter, we have obtained financing commitments for certain of our power plant projects. Any determination on the part of Merrill Lynch to provide any such financing commitment is subject to the satisfaction of certain conditions precedent and various other factors, including but not limited to, satisfactory completion of due diligence, the absence of any material adverse change in our business, liabilities, operations, condition (financial or otherwise) or prospects, the execution of acceptable definitive documentation, receipt of customary legal opinions acceptable to Merrill Lynch, satisfactory market conditions and necessary approvals. Accordingly, there can be no assurance that Merrill Lynch will ultimately fund the financing commitments or provide us with additional financing commitments at any time either pursuant to the Commitment Letter or otherwise. Further, Merrill Lynch’s rights under the Commitment Letter, including its right to generally match alternative financing proposals, may make it difficult for us to obtain financing proposals from other sources.

In addition, the tax benefits originating from geothermal power projects are anticipated to provide a significant portion of the funding of the geothermal projects. This tax equity has traditionally been driven by the tax liability of the major financial industry companies. Many of these financial institutions are currently experiencing significantly reduced income or incurring substantial losses. As a result, they are seeking fewer tax-advantaged investments and this may reduce the amount of readily available tax credit equity available for our geothermal projects.

In order to finance the development of our geothermal power projects, we may transfer a portion of our equity interest in the individual projects to a third party and enter into long-term fixed price power purchase agreements. Under generally accepted accounting principles, this may result in the deconsolidation of these subsidiaries, and the reflection of only our net ownership interests in our financial statements.

Each of the geothermal power projects our Power Systems segment intends to develop will likely be owned by a separate subsidiary. The geothermal power projects developed by these subsidiaries will likely be separately financed. To obtain the financing necessary to develop the geothermal power projects, we may transfer a portion of our equity interest in the individual subsidiaries to a third party and enter into long-term fixed price power purchase agreements. Depending upon the nature of these arrangements and the application of generally accepted accounting principles, primarily Statement of Financial Accounting Standards Board Interpretation Number 46R “Consolidation of Variable Interest Entities (Revised December 2003)—an interpretation of ARB No. 51” (“FIN 46R”), we may be required to deconsolidate one or more or all of these subsidiaries, which would result in our share of the net profits or loss generated by the deconsolidated entities being presented as a net amount in our financial statements. As a result, our financial statements would not reflect the gross revenues and expenses of the deconsolidated entities. However, we do not expect the effect of such deconsolidation, if required, to have an impact on our stockholders’ equity, net loss or loss per share.

The financial performance of our Power Systems segment is subject to changes in the legal and regulatory environment.

The geothermal power projects that we plan to develop will be subject to extensive regulation. Changes in applicable laws or regulations, or interpretations of those laws and regulations, could result in increased compliance costs and require additional capital expenditures. Future changes could also reduce or eliminate certain benefits that are currently available.

The structure of federal and state energy regulation currently is subject to challenges, modifications, the imposition of additional regulatory requirements, and restructuring proposals. We may not be able to obtain or maintain all regulatory approvals or modifications to existing regulatory approvals that may be required in the future. In addition, the cost of operation and maintenance and the operating performance of geothermal power plants may be adversely affected by changes in certain laws and regulations, including tax laws.

The federal government currently encourages production of electricity from geothermal resources through certain tax subsidies. Assuming the available tax credits remain in place as currently in effect, each geothermal power project will be permitted to claim for federal tax purposes either an investment tax credit for approximately 10% of the cost of each new geothermal power plant or “production tax credits” of $20.00 (plus an annual adjustment for an inflation factor) per megawatt hour for the first ten years of electricity output. Currently, production tax credits can only be claimed on new plants placed into service before December 31, 2008. The availability of production tax credits for new plants put into service after 2008 will depend on whether Congress acts to make tax credits available for such plants and the President elects to sign into law the action taken by Congress.

The owners of a geothermal power project are also permitted to deduct most of the cost of the power plant as “depreciation” over five years on an accelerated basis. The fact that the deductions are accelerated means that more of the cost is deducted in the first few years than during the remainder of the depreciation period.

The tax incentives associated with a geothermal power plant are generally only beneficial to a party with sufficient taxable income. A party with sufficient taxable income can use the tax incentives to reduce their overall tax liability. Due to the nature and timing of the tax incentives, it is likely that the tax incentives available for the geothermal power plants we intend to develop will exceed the taxable income produced by such power plants for several years of operations. Therefore, an important part of our strategy involves partnering with investors that are able to utilize the tax incentives to offset taxable income associated with their operations unrelated to our geothermal power plants. For example, a corporation in the financial services industry may be willing to finance the development of a geothermal power plant for the right to receive the benefit of the tax incentives, which it could then use to reduce the tax liability associated with its regular operations.

The value of the tax incentives can be transferred in a variety of methods. For instance, investment and production tax credits can be transferred through tax leases in connection with financing arrangements associated with the development of the power plant.

Tax reform has the potential to have a material effect on our business, financial condition, future results and cash flow. Tax reform could reduce or eliminate the value of the current tax subsidies available to geothermal projects. Any restrictions or tightening of the rules for lease or partnership transactions, whether or not part of major tax reform, could also materially affect our business, financial condition, future results and cash flow. In addition, changes to the Internal Revenue Code could significantly increase the regulatory-related compliance and other expenses incurred by geothermal projects which, in turn, could materially and adversely affect our business, financial condition, future results and cash flow. Any such changes could also make it more difficult for us to obtain financing for future projects.

A significant part of our business strategy is to utilize the tax and other incentives available to developers of geothermal power generating plants to attract strategic alliance partners with the capital sufficient to complete these projects. Many of the incentives available for these projects are new and highly complex. There can be no assurance that we will be successful in structuring agreements that are attractive to potential strategic alliance partners. If we are unable to do so, we may be unable to complete the development of our geothermal power projects and our business could be harmed.

The exploration, development, and operation of geothermal energy resources by our Power Systems segment is subject to geological risks and uncertainties, which may result in decreased performance, increased costs, or abandonment of our projects.

Our Power Systems segment is involved in the exploration, development and operation of geothermal energy resources. These activities are subject to uncertainties, which vary among different geothermal resources. These uncertainties include dry holes, uncontrolled releases of pressure and temperature decline, all of which can increase our operating costs and capital expenditures or reduce the efficiency of our power plants. In addition, the high temperature and high pressure in geothermal energy resources requires special resource management and monitoring. Because geothermal resources are complex geological structures, we can only estimate their geographic area. The viability of geothermal projects depends on different factors directly related to the geothermal resource, such as the heat content (the relevant composition of temperature and pressure) of the geothermal resource, the useful life (commercially exploitable life) of the resource and operational factors relating to the extraction of geothermal fluids. The geothermal resources we intend to exploit may not be sufficient for sustained generation of the anticipated electrical power capacity over time. Further, any of our geothermal resources may suffer an unexpected decline in capacity. In addition, we may fail to find commercially viable geothermal resources in the expected quantities and temperatures, which would adversely affect our development of geothermal power projects.

The operation of the geothermal power plants our Power Systems segment intends to develop will depend on the continued availability of adequate geothermal resources. We cannot be certain that any geothermal resource will remain adequate for the life of a geothermal power plant. If the geothermal resources available to a power plant we develop become inadequate, we may be unable to perform under the power purchase agreement for the affected power plant, which in turn could reduce our revenues and materially and adversely affect our business, financial condition, future results and cash flow. If we suffer degradation in our geothermal resources, our insurance coverage may not be adequate to cover losses sustained as a result thereof.

Our Power Systems segment may be materially adversely affected if we are unable to successfully utilize certain heat transfer technologies in the geothermal power projects our Power Systems segment intends to develop.

Our Power Systems segment intends to utilize certain heat transfer technologies in the geothermal power projects we intend to develop. These heat transfer technologies were developed by UTC Power Corporation, or UTCP, a United Technologies Corporation company. UTCP’s heat transfer technologies are designed to enable the generation of power from geothermal resources that are lower in temperature than those resources used in traditional flash steam geothermal projects.

UTCP’s heat transfer technologies have a limited operating history and have only been deployed in a limited number of geothermal power projects. As a result, we cannot be certain that UTCP’s heat transfer technologies can be successfully implemented in the geothermal power projects we intend to develop. If we are not able to successfully utilize UTCP’s heat transfer technologies in the geothermal power projects we intend to develop and we are unable to utilize appropriate substitute technologies, we may be unable to develop these projects and our business, prospects, financial condition and results of operations could be harmed.

The costs of compliance with environmental laws and of obtaining and maintaining environmental permits and governmental approvals required for construction and/or operation of geothermal power plants are substantial, and any non-compliance with such laws or regulations may result in the imposition of liabilities which could materially and adversely affect our business, financial condition, future results and cash flow.

The geothermal power projects our Power Systems segment intends to develop will be required to comply with numerous federal, regional, state and local statutory and regulatory environmental standards. Geothermal projects must also maintain numerous environmental permits and governmental approvals required for construction and/or operation. Environmental permits and governmental approvals typically contain conditions and restrictions, including restrictions or limits on emissions and discharges of pollutants and contaminants, or may have limited terms. If we fail to satisfy these conditions or comply with these restrictions, or we fail to comply with any statutory or regulatory environmental standards, we may become subject to a regulatory enforcement action and the operation of the projects could be adversely affected or be subject to fines, penalties or additional costs.

The geothermal power projects our Power Systems segment intends to develop could expose us to significant liability for violations of hazardous substances laws because of the use or presence of such substances.

The geothermal power projects our Power Systems segment intends to develop will be subject to numerous federal, regional, state and local statutory and regulatory standards relating to the use, storage and disposal of hazardous substances. We may use industrial lubricants and other substances at our projects that could be classified as hazardous substances. If any hazardous substances are found to have been released into the environment at or near the projects, we could become liable for the investigation and removal of those substances, regardless of their source and time of release. If we fail to comply with these laws, ordinances or regulations or any change thereto, we could be subject to civil or criminal liability, the imposition of liens or fines, and large expenditures to bring the projects into compliance. Furthermore, we can be held liable for the cleanup of releases of hazardous substances at other locations where we arranged for disposal of those substances, even if we did not cause the release at that location. The cost of any remediation activities in connection with a spill or other release of such substances could be significant.

Our Transportation and Industrial Technology segment may be unable to successfully license our intellectual property.

A significant part of our long-term business strategy for our Transportation and Industrial Technology segment is based upon the licensing of our SymetronTM technologies to electric motor, controller, alternator and generator manufacturers, suppliers and system integrators. We expect the sales cycle with respect to the licensing of our technology to be lengthy, and there can be no assurance that we will achieve meaningful licensing revenues in the time frames that we expect. If we are unable to successfully license our intellectual property or technology to these businesses or others, our Transportation and Industrial Technology segment may be unable to generate revenues under its current business model. If we are unable to generate license revenues, we may be required to develop a new long-term business strategy for the Transportation and Industrial Technology segment or discontinue operating this business segment.

Our SymetronTM technologies are relatively new and commercially unproven. While we have completed some laboratory testing, our technologies have not yet been durability tested for long-term applications. We can provide no assurance that our technologies will prove suitable for our target business segments. Our potential product applications require significant and lengthy product development efforts. To date, we have not developed any commercially available products. It may be years before our technology is proven viable, if at all. During our product development process, we may experience technological issues that we may be unable to overcome. Superior competitive technologies may be introduced or potential customer needs may change resulting in our technology or products being unsuitable for commercialization. Because of these uncertainties, our efforts to license our technologies may not succeed.

We are currently focusing on commercializing our SymetronTM technologies in the transportation and industrial markets. We cannot predict the rate at which market acceptance of our technologies will develop in these markets, if at all. Additionally, we may focus our product commercialization activities on a particular industry or industries, which may not develop as rapidly as other industries, if at all. The commercialization of our products or the licensing of our intellectual property in an industry or industries that are not developing as rapidly as other industries could harm our business, prospects, financial condition and results of operations.

The demand for our technologies may be dependent on government regulations and policies such as standards for Corporate Average Fuel Economy (“CAFE”), Renewable Portfolio Standards (“RPS”), the Clean Air Act and Section 45 of the Internal Revenue Code. Changes in these regulations and policies could have a negative impact on the demand for the power we plan to generate and our technologies. Any new government regulations or policies pertaining to our products or technologies may result in significant additional expenses to us and our potential customers and could cause a significant reduction in demand for our technologies and thereby significantly harm our Transportation and Industrial Technology segment.

We may not be able to enforce or protect the intellectual property that our Transportation and Industrial Technology segment is seeking to license.

The success of our Transportation and Industrial Technology segment is dependent upon protecting our proprietary technology. We rely primarily on a combination of copyright, patent, trade secret and trademark laws, as well as confidentiality procedures and contractual provisions to protect our proprietary rights. These laws, procedures and provisions provide only limited protection. We have applied for patent protection on most of our key technologies. We cannot be certain that our six issued U.S. patents, seven pending U.S. patent applications, four pending international patent applications and one pending foreign patent applications will result in issued patents or that the claims allowed are or will be sufficiently broad to protect the inventions derived from our technology or prove to be enforceable in actions against alleged infringers. Also, additional patent applications that we may file for our current and future technologies may not be issued. We have received three trademark registrations in the U.S. and nine trademark registrations internationally. We have also applied for five additional trademark registrations in the U.S. and two additional trademark registrations internationally which may never be granted.

The contractual provisions we rely on to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached and our trade secrets and proprietary information may be disclosed to the public. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our technology or products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to proprietary information underlying our licensed applications which they may improperly appropriate. Additionally, our competitors may independently design around patents and other proprietary rights we hold.

Policing unauthorized use of our technology may be difficult and some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention resulting in significant harm to our business.

If third parties assert that our current or future products infringe their proprietary rights, we could incur costs and damages associated with these claims, whether the claims have merit or not, which could significantly harm our business. Any future claims could harm our relationships with existing or potential customers. In addition, in any potential dispute involving our intellectual property, our existing or potential customers could also become the targets of litigation, which could trigger indemnification obligations under license and service agreements and harm our customer relationships. If we unsuccessfully defend an infringement claim, we may lose our intellectual property rights, which could require us to obtain licenses which may not be available on acceptable terms or at all.

We license patented intellectual property rights from third party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects could be harmed. Our licensor may also seek to terminate our license.

We are a party to licenses that give us rights to third-party intellectual property that is necessary or useful to our business. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce our licensed intellectual property. Our licensors may not successfully prosecute the patent applications to which we have licenses. Even if patents are issued in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.

Our licensors may allege that we have breached our license agreement with them, and accordingly seek to terminate our license. If successful, this could result in our loss of the right to use the licensed intellectual property, which could adversely affect our ability to commercialize our technologies, products or services, as well as harm our competitive business position and our business prospects.

Our Transportation and Industrial Technology segment could incur significant expenses if products built with our technology contain defects.

If our Transportation and Industrial Technology segment successfully licenses our technology, products built with that technology may result in product liability lawsuits for any defects that they may contain. Detection of any significant defects may result in, among other things, loss of, or delay in, market acceptance and sales of our technology, diversion of development resources, injury to our reputation, or increased service and warranty costs. A material product liability claim could significantly harm our business, result in unexpected expenses and damage our reputation.

We face substantial competition in each of our business segments. If we fail to compete effectively, our business will suffer.

Our Power Systems segment faces significant competition from other companies seeking to develop the geothermal opportunities available. Some of our competitors for geothermal projects have substantial capabilities and greater financial and technical resources than we do. As a result, we may be unable to acquire additional geothermal resources or projects on terms acceptable to us.

Our Power Systems segment also competes with producers of energy from other renewable sources. This competition may make it more difficult for us to enter into power purchase agreements for our projects on terms that are acceptable to us.

We believe our Transportation and Industrial Technology segment will face significant competition from existing manufacturers, including motor, controller, alternator, and transportation vehicle companies. We may also face significant competition from our future partners. These partners may have better access to information regarding their own manufacturing processes, which may enable them to develop products that can be more easily incorporated into their products. If our potential partners improve or develop technology that competes directly with our technology, our business will be harmed.

In each of our business segments, we face competition from companies that have access to substantially greater financial, engineering, manufacturing and other resources than we do, which may enable them to react more effectively to new market opportunities. Many of our competitors may also have greater name recognition and market presence than we do, which may allow them to market themselves more effectively to new customers or partners.

We may pursue strategic acquisitions that could have an adverse impact on our business.

Our success depends on our ability to execute our business strategies. Our Power Systems segment is seeking to develop geothermal power plants. Our Transportation and Industrial Technology segment is seeking to license our intellectual property to electric motor and controller manufacturers, suppliers and system integrators. Executing these strategies may involve entering into strategic transactions to acquire complementary businesses or technologies. In executing these strategic transactions, we may expend significant financial and management resources and incur other significant costs and expenses. There is no assurance that the execution of any strategic transactions will result in additional revenues or other strategic benefits for either of our business segments. The failure to enter into strategic transactions, if doing so would enable us to better execute our business strategies, could also harm our business, prospects, financial condition and results of operations.

We may issue company stock as consideration for acquisitions, joint ventures or other strategic transactions, and the use of common stock as purchase consideration could dilute each of our current stockholder’s interest. In addition, we may obtain debt financing in connection with an acquisition. Any such debt financing could involve restrictive covenants relating to capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities, including potential acquisitions. In addition, such debt financing may impair our ability to obtain future additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes, and a substantial portion of cash flows, if any, from our operations may be dedicated to interest payments and debt repayment, thereby reducing the funds available to us for other purposes and could make us more vulnerable to industry downturns and competitive pressures.

If we are unable to effectively and efficiently maintain our controls and procedures to avoid deficiencies, there could be a material adverse effect on our operations or financial results.

As a publicly-traded company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002. These requirements may place a strain on our systems and resources. Our management is required to evaluate the effectiveness of our internal control over financial reporting as of each year end, and we are required to disclose management’s assessment of the effectiveness of our internal control over financial reporting, including any “material weakness” (within the meaning of Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 5) in our internal control over financial reporting. On an on-going basis, we are reviewing, documenting and testing our internal control procedures. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required.

No material weaknesses were identified in connection with the audit of our 2007 financial statements. However, weaknesses or deficiencies could be identified in the future. If we fail to adequately address any deficiencies, it could have a material adverse effect on our business, results of operations and financial condition. Ultimately, if not corrected, any deficiencies could prevent us from releasing our financial information and periodic reports in a timely manner, making the required certifications regarding, and complying with our other obligations with respect to our consolidated financial statements and internal controls under the Sarbanes-Oxley Act. Any failure to maintain adequate internal controls over financial reporting and provide accurate financial statements may subject us to litigation and would cause the trading price of our common stock to decrease substantially. Inferior controls and procedures could also subject us to a risk of delisting by the NYSE Arca exchange and cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

If we fail to comply with the NYSE Arca exchange listing standards and maintain our listing on the NYSE Arca exchange, our business could be materially harmed and our stock price could decline.

Our shares of common stock are listed on the NYSE Arca exchange. Pursuant to the Sarbanes-Oxley Act of 2002, national securities exchanges, including the NYSE Arca exchange, have adopted more stringent listing requirements. Although we have been approved to list shares of common stock on the NYSE Arca exchange, we may not be able to maintain our compliance with all of the listing standards of the NYSE Group. Any failure by us to maintain our listing on the NYSE Arca exchange could materially harm our business, cause our stock price to decline, and make it more difficult for our stockholders to sell their shares.

We rely on key personnel and the loss of key personnel or the inability to attract, train, and retain key personnel could have a negative effect on our business.

We believe our future success will depend to a significant extent on the continued service of our executive officers and other key personnel. Of particular importance to our continued operations are our executive management and technical staff. We do not have key person life insurance for any of our executive officers, technical staff or other employees. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business could be harmed. In recent years we have experienced turnover in several key positions.

Our future success also depends on our ability to attract, train, retain and motivate highly skilled technical and sales personnel. Since our Company has limited resources to attract qualified personnel, we may not be successful in recruiting, training, and retaining personnel in the future, which would impair our ability to maintain and grow our business.

Our limited cash resources have in the past required us to rely heavily on equity compensation to hire and retain key personnel, and we expect this to continue in the future. This practice may result in significant non-cash compensation expenses and dilution to our stockholders.

The large number of shares eligible for public sale could cause our stock price to decline.

The market price of our common stock could decline as a result of the resale of shares of common stock that were previously restricted under Rule 144. If our officers, directors or employees sell shares for tax, estate planning, portfolio management or other purposes, such sales could be viewed negatively by investors and put downward pressure on our stock price. Approximately 36.4 million shares were free of restrictive legend as of June 30, 2008, up from approximately 21.7 million as of June 30, 2007. The occurrence of such sales, or the perception that such sales could occur, may cause our stock price to decline.

Our reported financial results may be adversely affected by changes in U.S. generally accepted accounting principles.

U.S. generally accepted accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our financial results. For example, prior to January 1, 2007, we were not required to record liabilities relating to uncertainties in our income tax positions until a determination was made by the IRS disallowing the deductions. However, beginning January 1, 2007 we are required to determine whether it is more-likely-than-not that a tax position is sustainable and measure the tax position to recognize in the financial statements in accordance with recent accounting pronouncements.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus include both historical and “forward-looking” statements under federal securities laws. These statements are based on current expectations and projections about future results and include the discussion of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions of this prospectus, the documents incorporated by reference and in any prospectus supplement, the words “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These statements are based upon the beliefs and assumptions of, and on information available to our management. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to those set forth below under “Risk Factors.” Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and documents we file from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and any current reports on Form 8-K.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, which may include working capital, power plant construction expenses, well field development activities for the geothermal power plants we intend to develop, capital expenditures, development costs, strategic investments and possible acquisitions.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NYSE Arca exchange under the symbol “RZ.” The following table sets forth the high and low closing sales prices by quarter as reported by the NYSE Arca exchange for the periods indicated.

	High	Low
Fiscal Year Ended December 31, 2006
First Quarter	$22.51	$13.10
Second Quarter	19.55	7.00
Third Quarter	10.15	3.60
Fourth Quarter	6.80	3.79
Fiscal Year Ended December 31, 2007
First Quarter	$7.49	$4.89
Second Quarter	9.06	5.24
Third Quarter	15.35	7.20
Fourth Quarter	18.11	10.00
Fiscal Year Ended December 31, 2008
First Quarter	$17.09	$7.30
Second Quarter	11.37	7.87
Third Quarter (through August 14, 2008)	11.70	8.81

On August 14, 2008, the last sale price for our common stock as reported by the NYSE Arca exchange was $10.09 per share.

We have never declared or paid any cash dividends with respect to our capital stock. We currently anticipate that we will retain all future earnings for the operation and expansion of our business and do not intend to declare dividends in the foreseeable future. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

DILUTION

Our net tangible book value as of June 30, 2008 was approximately $(14,185,000), or approximately $(0.25) per share of common stock. Net tangible book value per share of common stock is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale of 1,986,173 shares of our common stock offered at a price to public of $8.95 per share, and after deducting the estimated commissions and offering expenses payable by us, our net tangible book value as of June 30, 2008 would have been approximately $2,840,000, or approximately $0.05 per share of common stock. This represents an immediate increase in the net tangible book value of $0.30 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $8.90 per share to new investors. The following table illustrates this per share dilution:

Price to public per share		$8.95
Net tangible book value per share as of June 30, 2008	$(0.25)
In Increase in net tangible book value per share attributable to new investors	0.30

As ad Adjusted net tangible book value per share after this offering		0.05

Net dilution per share to new investors		$8.90

The calculations made above are based upon 56,145,267 shares of our common stock outstanding as of June 30, 2008 and excluded the following:

•

3,186,333 shares issuable upon exercise of outstanding options and under outstanding stock option agreements pursuant to our stock incentive plans at a weighted average option exercise price of $8.56 per share at June 30, 2008;

•	31,417 shares of restricted stock that have been granted but have not yet vested at June 30, 2008;

•	5,960,121 shares issuable upon conversion of all of our 8.00% Convertible Senior Notes due 2013 at June 30, 2008;

•	3,274,054 shares available for future grants or issuance under our stock incentive plans and our employee stock purchase plan at June 30, 2008;

•	27,243 shares subject to outstanding warrants, at an exercise price of $4.65 per share, that have vested at June 30, 2008;

•	15,000 shares subject to outstanding warrants, at an exercise price of $12.06 per share, that have vested at June 30, 2008;

•	3,700,000 shares subject to outstanding warrants, at an exercise price ranging from $14.38 to $18.62 per share, that have not vested at August 14, 2008;

•	732,000 shares that were sold pursuant to the ATM Agreement between July 1, 2008 and August 7, 2008 for an aggregate of $7.2 million, or net proceeds of $7.1 million, after deducting commissions; and

•	47,000 options and warrants that were exercised between July 1, 2008 and August 14, 2008 for an aggregate of $173,300.

UNDERWRITING

Subject to the terms and conditions contained in the ATM Agreement, as amended on the date hereof (the “underwriting agreement”), between Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and us, we have agreed to sell to Merrill Lynch and Merrill Lynch has agreed to purchase from us, 1,986,173 shares of our common stock at a purchase price equal to the public offering price on the cover of this prospectus supplement, less a discount of $.35 per share.

The underwriting agreement provides that the obligations of Merrill Lynch are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of Merrill Lynch may also be terminated upon the occurrence of the events specified in the underwriting agreement.

According to the terms of the underwriting agreement, Merrill Lynch will either purchase all of the shares or none of them. Merrill Lynch is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by Merrill Lynch of officers’ certificates and legal opinions. Merrill Lynch reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Merrill Lynch has advised us that it proposes initially to offer the shares to the public at the public offering price on the cover page of this prospectus supplement. If all the shares are not sold at the public offering price, Merrill Lynch may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the common stock by Merrill Lynch; and

•	Merrill Lynch’s right to reject orders in whole or in part.

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts, will be approximately $57,000.

Our common stock is quoted on the NYSE Arca Exchange, under the symbol “RZ.”

We have agreed in the underwriting agreement to indemnify Merrill Lynch against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments Merrill Lynch may be required to make in respect of those liabilities. Merrill Lynch has advised us that it intends to make a market in our common stock, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for our common stock.

In order to facilitate this offering of common stock, Merrill Lynch may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

Merrill Lynch has advised us that it may make short sales of common stock in connection with this offering, resulting in the sale by Merrill Lynch of a greater number of shares than it is required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a “covered” short position to the extent it does not exceed the number of shares Merrill Lynch has the right to purchase in this offering and will be deemed a “naked” short position to the extent it exceeds the number. A naked short position is more likely to be created if Merrill Lynch is concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering.

Merrill Lynch may reduce or close out its covered short position by purchasing shares in the open market. Open market purchases made by Merrill Lynch to cover all or a portion of its short position may be effected on the NYSE Arca Exchange or otherwise. Similar to other purchase transactions, Merrill Lynch’s purchases to cover its short position or to stabilize the market price of the common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

No representation is made as to the magnitude or effect of any such stabilization or other activities. Merrill Lynch is not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

The underwriting agreement provides that we will not, subject to certain exceptions stated in the underwriting agreement, without the prior consent of Merrill Lynch, offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into, or exchangeable or exercisable for, or repayable with our common stock, or file any registration statement with the SEC in respect of such common stock or securities (other than a shelf registration statement under Rule 415); or enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of our common stock or any securities convertible into, or exchangeable or exercisable for, or repayable with our common stock, whether any such swap or transaction is to be settled by delivery of our shares of common stock or such other securities, in cash or otherwise. These restrictions will be in effect for a period of 30 days from the date of the underwriting agreement.

In the ordinary course of their business, Merrill Lynch and/or its affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, lending, financial advisory or other services for us or our affiliates, including the provision of advisory services and the making of loans to us or our affiliates, for which they have received, or may receive, customary compensation.

On January 16, 2008, we and our subsidiary, Truckee Geothermal No. 1 SV-01, LLC entered into a commitment letter with Merrill Lynch (the “initial commitment letter”). The initial commitment letter sets forth general terms relating to the structuring and financing of up to 155 MW of geothermal power plants we intend to develop. The initial commitment letter included a financing commitment of up to $44 million for the construction of a 10.5 MW geothermal power plant in Nye County, Nevada, subject to certain conditions. This financing commitment expired on June 30, 2008. However, we and Merrill Lynch have agreed to work towards formally extending the expiration date of this commitment in the near future. Under the initial commitment letter, Merrill Lynch also has the exclusive right to provide or arrange financing for up to 100 MWs of substantially similar geothermal power plants to be developed by us, and a right of first refusal to provide or arrange financing for up to the next 55 MWs of geothermal plants, in each case, other than certain excluded financings. As part of the initial commitment letter, we have agreed to pay Merrill Lynch certain non-refundable structuring fees in connection with the closing of each funding transaction. The structuring fees will initially be 4%, but will decrease for future financings once the cumulative financing commitment reaches certain levels. In connection with the initial commitment letter, we also granted to Merrill Lynch warrants to purchase up to 3,700,000 shares of our common stock, subject to vesting requirements. See “Risk Factors – We may be unable to obtain the financing we need to develop geothermal power projects” in the accompanying prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Our Commitment Letter with Merrill Lynch” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated by reference in the accompanying prospectus.

On May 16, 2008, pursuant to the initial commitment letter, we and our subsidiary, Thermo No. 1 BE-01, LLC, entered into a financing commitment letter (the “Thermo Financing Commitment”) with Merrill Lynch relating to the project financing and tax equity funding for what is expected to be a 10 MW geothermal power plant near Beaver, Utah (the “Project”). The Thermo Financing Commitment provides for debt financing and tax equity capital for the Project. The tax equity capital will be provided by Merrill Lynch or, at the option of Merrill Lynch, by a third party that can utilize the tax benefits provided by the Project. The Thermo Financing Commitment provides for up to approximately $45 million of senior secured financing and up to approximately $26 million of tax equity capital. The Thermo Financing Commitment is subject to market conditions, due diligence, receipt of all necessary internal approvals by Merrill Lynch, the absence of material adverse change in our business, assets, liabilities, operations, performance, condition (financial or otherwise) or prospects, Merrill Lynch’s satisfaction with the structure of the tax equity financing, the preparation, execution and delivery of definitive documentation all in form and substance satisfactory to Merrill Lynch and the satisfaction of certain other conditions. The Thermo Financing Commitment will expire on the earliest to occur of (i) the effectiveness of the definitive documentation relating to the financing of the Project and (ii) September 1, 2008, unless extended by mutual agreement of the parties. See our Current Report on Form 8-K filed May 21, 2008, which is incorporated herein by reference.

On July 18, 2008, pursuant to the initial commitment letter, we and our subsidiary, Lightning Dock Geothermal HI-01, LLC , entered into a financing commitment letter (the “Lightning Dock Financing Commitment”) with Merrill Lynch relating to the project financing and tax equity funding for what is expected to be a 10 MW geothermal power plant in Hidalgo County, New Mexico, which we refer to as the Lightning Dock project. The Lightning Dock Commitment provides for debt financing and tax equity capital for the Lightning Dock project. The tax equity capital will be provided by Merrill Lynch or, at the option of Merrill Lynch, by a third party that can utilize the tax benefits provided by the Project. The Lightning Dock Financing Commitment provides for up to approximately $43 million of construction and term debt financing and up to approximately $27 million of tax equity capital. The Lightning Dock Commitment is subject to market conditions, due diligence, receipt of all necessary internal approvals by both us and Merrill Lynch, Merrill Lynch’s satisfaction with the structure of the tax equity financing, the negotiation and execution of definitive documentation and the satisfaction of certain other conditions. The Lightning Dock Financing Commitment will expire on the earliest to occur of (i) the effectiveness of the definitive documentation relating to the financing of the Project and (ii) December 1, 2008, unless extended by mutual agreement of the parties. See our Current Report on Form 8-K filed July 21, 2008, which is incorporated herein by reference.

It is expected that delivery of the shares of our common stock will be made on or about August 20, 2008, which will be the third business day following the date of pricing of the common stock.

LEGAL MATTERS

Certain legal matters in connection with the offering of the common stock will be passed upon for us by Stoel Rives LLP. Certain legal matters in connection with the offering of the common stock will be passed upon for Merrill Lynch by Shearman Sterling LLP, New York, New York.

PROSPECTUS

$25,000,000

RASER TECHNOLOGIES, INC.

COMMON STOCK, PREFERRED STOCK, WARRANTS, SENIOR DEBT SECURITIES AND

SUBORDINATED DEBT SECURITIES

We may offer common stock, preferred stock, warrants, senior debt securities and subordinated debt securities consisting of a combination of any of these securities at an aggregate initial offering price not to exceed $25,000,000. The debt securities that we may offer may consist of senior debt securities or subordinated debt securities, in each case consisting of notes or other evidence of indebtedness in one or more series. The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale. A prospectus supplement that will set forth the terms of the offering of any securities will accompany this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the NYSE Arca exchange under the symbol “RZ”. On May 28, 2008, the closing price of our common stock was $9.95 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to consummate the sale of any securities unless accompanied by a prospectus supplement relating to the securities offered.

THE DATE OF THIS PROSPECTUS IS JUNE 13, 2008.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under “Information Incorporated by Reference.” We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus and the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in or incorporated by reference into this prospectus and the accompanying prospectus supplement. If you receive any other information, you should not rely on it. The information contained in this prospectus and the accompanying prospectus supplement is accurate only as of the dates on the cover pages of this prospectus or the accompanying prospectus supplement, as applicable, the information incorporated by reference into this prospectus or the accompanying prospectus supplement is accurate only as of the date of the document incorporated by reference. Any statement made in this prospectus, the accompanying prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the accompanying prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed to constitute a part of this prospectus only to the extent so modified or superseded. See “Information Incorporated by Reference.” We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum aggregate offering price of up to $25,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of any risks relating to the offering, if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more details of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the accompanying prospectus supplement together with additional information described under the headings “Available Information” and “Information Incorporated by Reference” before investing in any of the securities offered.

We may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in an accompanying prospectus supplement.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise requires, all references in this prospectus to “Raser,” “us,” “our,” “we,” the “Company” or other similar terms are to Raser Technologies, Inc.

AVAILABLE INFORMATION

We are a public company and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public on the SEC’s website at “http://www.sec.gov.” In addition, because our stock is listed for trading on the NYSE Arca exchange, you can read and copy reports and other information concerning us at the offices of the NYSE Arca exchange located at 11 Wall Street, New York, New York 10005.

We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus is only part of the registration statement and omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

•	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room;

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

•	obtain a copy from the SEC website.

Our mailing address is 5152 North Edgewood Drive, Suite 375, Provo, Utah 84604 and our Internet address is www.rasertech.com. Our telephone number is (801) 765-1200. General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on the SEC’s website at www.sec.gov. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus.

THE COMPANY

We are an environmentally focused geothermal power development and technology licensing company. We operate in two business segments: Power Systems and Transportation and Industrial Technology. Our Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations. Our Transportation and Industrial Technology segment focuses on using our Symetron™ technology to improve the efficiency of electric motors and related components. Through these two business segments, we are employing a “Well to Wheels” strategy in an effort to produce a positive impact on the environment and economically beneficial results for our stockholders. By executing our “Well to Wheels” strategy, we aim to become both a producer of clean, geothermal electric power as well as a provider of technologies that improve the efficiency of electric motors used in hybrid electric vehicles and other applications.

Our Power Systems segment is currently in the development stage of drilling wells to further develop viable geothermal resources. In addition to developing our geothermal resources, we are in the process of completing other steps necessary to enable us to finance, construct and operate geothermal power plants. We obtained a commitment letter that sets forth general terms and conditions relating to the structuring and financing of up to 155 Megawatts (“MW”) of geothermal power plants and includes a financing commitment with respect to a 10.5 MW plant we intend to develop in Nevada. Pursuant to the commitment letter, we have also obtained a financing commitment with respect to a 10MW plant we intend to develop near Beaver, Utah. The funding of these financing commitments remains subject to the satisfaction of certain conditions. We have also entered into purchase agreements with a manufacturer of turbines that we intend to use in the construction of geothermal power plants. We are also in negotiations for several power purchase agreements with investor owned utilities and municipalities. Among these, on March 10, 2008, we submitted signed power purchase agreements for two of our future plants totaling 22 MW for approval by the city council of a California municipality. The city council approved these power purchase agreements at a meeting held on March 18, 2008. We intend to complete the remaining steps necessary to commence construction of multiple geothermal power plants as quickly as possible. However, the timing of construction, as well as the specific sites we choose to develop and construct, will depend on a number of factors, including drilling results, permitting and our ability to obtain adequate financing.

Our Transportation and Industrial Technology segment continues to focus on commercializing our Symetron™ electric motor, generator and drive technologies and our series plug-in hybrid vehicle (“PHEV”) technologies. During 2007, we completed several milestones pursuant to our subcontract with ARINC Incorporated (“ARINC”), which relates to the development of an integrated starter alternator for potential use in a military HMMWV hybrid vehicle. During 2007 and early 2008, we also entered into several other agreements and collaborative arrangements with large manufacturers to explore additional potential applications of our Symetron™ technologies. We intend to continue to explore opportunities to commercialize our Symetron™ technologies.

Consistent with our limited operating history, we have generated limited revenues from operations. We anticipate that material revenue will not be generated from our Power Systems segment until the geothermal power plants we intend to develop are constructed and placed in service. To date, our primary source of revenue has been from research and development subcontracts administered through contractors for certain government agencies. Pursuant to these subcontracts, we perform engineering design, development and testing activities to demonstrate that specific applications of our technologies are viable.

Because we are in an early stage of development, there is limited historical information upon which an evaluation can be made regarding our business and prospects. We also have limited insight into how market and technology trends may affect our future business. The revenue and income potential of both of our business segments is unproven and the markets in which we expect to compete are very competitive and rapidly evolving. Our business and prospects should be considered in light of the risks, expenses, cash requirements, challenges and uncertainties that exist in a development stage company seeking to develop new technologies and products in competitive and rapidly evolving markets.

We have incurred substantial losses since inception and we are not operating at cash breakeven. Our continuation as a going concern is dependent on efforts to raise additional capital, increase revenues, reduce expenses, and ultimately achieve profitable operations. If substantial losses continue, or if we are unable to raise sufficient, additional capital on reasonable terms, liquidity concerns may require us to curtail operations, liquidate or sell assets or pursue other actions that could adversely affect future operations.

The amount and timing of our future capital needs depend on many factors, including the timing of our development efforts, opportunities for strategic transactions, and the amount and timing of any revenues we are able to generate. Given our current business strategy, however, we will need to secure additional financing in order to execute our plans and continue our operations.

We are incorporated in Delaware. We are the successor to Raser Technologies, Inc., a Utah corporation, which was formerly known as Wasatch Web Advisors, Inc. Wasatch Web Advisors acquired 100% of our predecessor corporation in a reverse acquisition transaction in October of 2003. Prior to that transaction, our predecessor corporation was a privately-held company.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus include both historical and “forward-looking” statements under federal securities laws. These statements are based on current expectations and projections about future results and include the discussion of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions of this prospectus, the documents incorporated by reference and in any prospectus supplement, the words “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These statements are based upon the beliefs and assumptions of, and on information available to our management. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to those set forth below under “Risk Factors.” Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and documents we file from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and any current reports on Form 8-K.

RISK FACTORS

An investment in our securities involves certain risks. You should carefully consider all of the information set forth in this prospectus. In particular, you should evaluate the following risk factors before making an investment in our securities. If any of the following circumstances actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have limited operating experience and revenue, and we are not currently profitable. We expect to continue to incur net losses for the foreseeable future, and we may never achieve or maintain profitability.

We have a limited operating history and, from our inception, we have earned limited revenue from operations. We have incurred significant net losses in each year of our operations, including a net loss of approximately $5.4 million for the three months ended March 31, 2008. As a result of ongoing operating losses, we had an accumulated deficit and deficit after re-entry into development stage of approximately $56.6 million on cumulative revenues from inception of approximately $0.9 million as of March 31, 2008.

Under our current growth plan, we do not expect that our revenues will be sufficient to cover our expenses for the foreseeable future. As a result, we expect to continue to incur substantial losses until we are able to generate significant revenues. Our ability to generate significant revenues and become profitable will depend on many factors, including our ability to:

•	identify and secure productive geothermal sites;

•	verify that the properties in which we have acquired an interest contain geothermal resources that are sufficient to generate electricity;

•	acquire electrical transmission and interconnection rights for geothermal plants we intend to develop;

•	enter into power purchase agreements for the sale of electrical power from the geothermal power plants we intend to develop;

•

enter into additional equity tax partner agreements with potential financing partners that will provide for the allocation of tax benefits to them and for the contribution of capital by them to the projects;

•	finance and complete the development of multiple geothermal power plants;

•	manage construction, drilling and operating costs associated with the geothermal power plants we intend to develop;

•	successfully license commercial applications of our SymetronTM technologies;

•	enforce and protect our intellectual property while avoiding infringement claims;

•	comply with applicable governmental regulations; and

•	attract and retain qualified personnel.

We will need to secure additional financing in the future and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to support our business requirements, build our business or continue as a going concern.

As of March 31, 2008, we had cash and cash equivalents on hand of $21.4 million. Cash used in operations was approximately $2.8 million for the three months ended March 31, 2008.

If we are unable to generate revenue or secure additional financing when needed, we will be forced to reduce expenditures to continue as a going concern. Reduction of expenditures could have a negative impact on our business. A reduction of expenditures would make it more difficult for us to execute our plans to develop geothermal power plants in accordance with our expectations. It would also make it more difficult for us to conduct adequate research and development and other activities necessary to commercialize our Symetron technologies.

The amount and timing of our future capital needs depend on many factors, including the timing of our development efforts, opportunities for strategic transactions, and the amount and timing of any revenues we are able to generate. Given our current business strategy, however, we will need to secure additional financing in order to execute our plans and continue our operations.

Our Commitment Letter with Merrill Lynch sets forth certain general terms relating to the structure and financing of up to 155 MW of geothermal power plants we intend to develop and includes a financing commitment from Merrill Lynch with respect to a 10.5 MW plant we intend to develop in Nevada. The funding of the commitment for the Nevada plant remains subject to certain conditions. If Merrill Lynch elects to provide or arrange a financing commitment with respect to any additional projects, such financing commitment will be subject to satisfactory due diligence, the execution of a separate commitment letter relating to such project and certain other conditions. Even if we are able to obtain funding for the development of projects pursuant to the Commitment Letter, we will need additional financing to cover general operating expenses and certain development expenses that are not covered by the Commitment Letter.

If we raise additional capital through the issuance of equity or securities convertible into equity, our stockholders may experience dilution. Any new securities we issue may have rights, preferences or privileges senior to those of the holders of our common stock, such as dividend rights or anti-dilution protections. We have previously issued warrants to purchase our common stock in connection with certain transactions. Some of these warrants continue to be outstanding and contain anti-dilution provisions. Pursuant to these anti-dilution provisions, the exercise price of the applicable warrants will be adjusted if we issue equity securities or securities convertible into equity securities at a price lower than the exercise price of the applicable warrants.

We may also secure additional financing by incurring indebtedness. Any indebtedness we incur could constrict our liquidity, result in substantial cash outflows, and adversely affect our financial health and ability to obtain financing in the future. Any such debt would likely contain restrictive covenants that may impair our ability to obtain future additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes, and a substantial portion of cash flows, if any, from our operations may be dedicated to interest payments and debt repayment, thereby reducing the funds available to us for other purposes. Any failure by us to satisfy our obligations with respect to these potential debt obligations would likely constitute a default under such credit facilities.

Prior to the completion of the private placement of our 8.00% Convertible Senior Notes due 2013, our independent registered public accounting firm’s report on our 2007 financial statements questioned our ability to continue as a going concern.

As originally issued on March 11, 2008, our independent registered public accounting firm’s report on our financial statements as of and for the two year period ended December 31, 2007 expressed doubt about our ability to continue as a going concern. Their report included an explanatory paragraph stating that there was substantial doubt about our ability to continue as a going concern due to the lack of sufficient capital, as of the date their report was issued, to support our business plan through the end of 2008.

On March 26, 2008, we received approximately $48.0 million in net proceeds from the private placement of $50,000,000 aggregate principal amount of our 8.00% Convertible Senior Notes due 2013 and $4.8 million additional net proceeds on April 1, 2008 pursuant to the exercise of the initial purchaser’s overallotment option. As a result of the private placement, our independent registered public accounting firm reissued their report with respect to our financial statements on April 1, 2008 to remove the explanatory paragraph.

In addition to the private placement described above, we will need to secure additional financing in the future and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to support our business requirements, build our business or continue as a going concern. If we are unable to secure additional financing when necessary, future reports issued by our independent registered public accounting firm could include a “going concern qualification.” Inclusion of a “going concern qualification” in a future report issued by our independent accountants could have a negative impact on our ability to obtain financing and may adversely impact our stock price.

The market price for our common stock has experienced significant price and volume volatility and is likely to continue to experience significant volatility in the future. Such volatility may cause investors to experience dramatic declines in our stock price from time to time, may impair our ability to secure additional financing and may otherwise harm our business.

The closing price of our common stock fluctuated from a low of $7.30 per share to a high of $17.09 per share during the three months ended March 31, 2008. Our stock price is likely to experience significant volatility in the future as a result of numerous factors outside of our control. As a result, the market price of our stock may not reflect our intrinsic value. In addition, following periods of volatility in our stock price, there may be increased risk that securities litigation, governmental investigations or enforcement proceedings may be instituted against us. Any such litigation, and investigation or other procedures, regardless of merits, could materially harm our business and cause our stock price to decline due to potential diversion of management attention and harm to our business reputation.

The volatility in our stock price could impair our ability to raise additional capital. Further, to the extent we do raise additional funds through equity financing, we may need to issue such equity at a substantial discount to the market price for our stock. This, in turn, could contribute to the volatility in our stock price.

The geothermal power production development activities of our Power Systems segment may not be successful.

We are devoting a substantial amount of our available resources to the power production development activities of our Power Systems segment. Our success in developing a particular geothermal project is contingent upon, among other things, locating a viable geothermal site, negotiation of satisfactory engineering, procurement and construction agreements, negotiation of satisfactory power purchase agreements, receipt of required governmental permits, obtaining interconnection rights, obtaining transmission service rights, obtaining adequate financing, and the timely implementation and satisfactory completion of construction. We may be unsuccessful in accomplishing any of these necessary requirements or doing so on a timely basis. Generally, we must also incur significant expenses for preliminary engineering, permitting, legal fees and other expenses before we can even determine whether a project is feasible. Project financing is not typically available for these preliminary activities.

We may be unable to obtain the financing we need to develop geothermal power projects.

A substantial capital investment will be necessary to develop each geothermal power project our Power Systems segment seeks to develop. Our continued access to capital through project financing or other arrangements is necessary for us to complete the geothermal power projects we plan to develop. Our attempts to secure the necessary capital on acceptable terms may not be successful.

Market conditions and other factors may not permit us to obtain financing for geothermal projects on terms favorable to us. Our ability to arrange for financing on a substantially non-recourse or limited recourse basis, and the costs of such financing, are dependent on numerous factors, including general economic and capital market conditions, credit availability from banks, investor confidence, the continued success of current projects, the credit quality of the projects being financed, the political situation in the state in which the project is located and the continued existence of tax and securities laws which are conducive to raising capital. If we are not able to obtain financing for our projects on a substantially non-recourse or limited recourse basis, or if we are unable to secure capital through partnership or other arrangements, we may have to finance the projects using recourse capital such as direct equity investments, which would have a dilutive effect on our common stock. Also, in the absence of favorable financing or other capital options, we may decide not to pursue certain projects. Any of these alternatives could have a material adverse effect on our growth prospects and financial condition.

Other than certain excluded financings, the Commitment Letter gives Merrill Lynch the exclusive right to provide or arrange financing for up to 100 MW of substantially similar geothermal power plants we intend to develop. Other than certain excluded financings, Merrill Lynch also has a right of first refusal with respect to the financing of an additional 55 MW of geothermal power plants we intend to develop. While Merrill Lynch has provided us with a financing commitment, subject to the satisfaction of certain conditions, for a 10.5 MW plant in Nevada and a 10 MW plant in Utah, Merrill Lynch is not obligated to provide us with a financing commitment for any other project unless it elects to do so. Any determination on the part of Merrill Lynch to provide any such financing commitment is subject to the satisfaction of certain conditions precedent and various other factors, including but not limited to, satisfactory completion of due diligence, the absence of any material adverse change in our business, liabilities, operations, condition (financial or otherwise) or prospects, the execution of acceptable definitive documentation, receipt of customary legal opinions acceptable to Merrill Lynch, satisfactory market conditions and necessary approvals. Accordingly, there can be no assurance that Merrill Lynch will provide us with any financing commitments at any time either pursuant to the Commitment Letter or otherwise. Further, Merrill Lynch’s rights under the Commitment Letter, including its right to generally match alternative financing proposals, may make it difficult for us to obtain financing proposals from other sources.

In order to finance the development of our geothermal power projects, we may transfer a portion of our equity interest in the individual projects to a third party and enter into long-term fixed price power purchase agreements. Under generally accepted accounting principles, this may result in the deconsolidation of these subsidiaries, and the reflection of only our net ownership interests in our financial statements.

Each of the geothermal power projects our Power Systems segment intends to develop will likely be owned by a separate subsidiary. The geothermal power projects developed by these subsidiaries will likely be separately financed. To obtain the financing necessary to develop the geothermal power projects, we may transfer a portion of our equity interest in the individual subsidiaries to a third party and enter into long-term fixed price power purchase agreements. Depending upon the nature of these arrangements and the application of generally accepted accounting principles, primarily Statement of Financial Accounting Standards Board Interpretation Number 46R “Consolidation of Variable Interest Entities (Revised December 2003) – an interpretation of ARB No. 51” (“FIN 46R”), we may be required to deconsolidate one or more or all of these subsidiaries, which would result in our share of the net profits or loss generated by the deconsolidated entities being presented as a net amount in our financial statements. As a result, our financial statements would not reflect the gross revenues and expenses of the deconsolidated entities. However, we do not expect the effect of such deconsolidation, if required, to have an impact on our stockholders’ equity, net loss or loss per share.

The financial performance of our Power Systems segment is subject to changes in the legal and regulatory environment.

The geothermal power projects that we plan to develop will be subject to extensive regulation. Changes in applicable laws or regulations, or interpretations of those laws and regulations, could result in increased compliance costs and require additional capital expenditures. Future changes could also reduce or eliminate certain benefits that are currently available.

The structure of federal and state energy regulation currently is subject to challenges, modifications, the imposition of additional regulatory requirements, and restructuring proposals. We may not be able to obtain or maintain all regulatory approvals or modifications to existing regulatory approvals that may be required in the future. In addition, the cost of operation and maintenance and the operating performance of geothermal power plants may be adversely affected by changes in certain laws and regulations, including tax laws.

The federal government currently encourages production of electricity from geothermal resources through certain tax subsidies. Assuming the available tax credits remain in place as currently in effect, each geothermal power project will be permitted to claim for federal tax purposes either an investment tax credit for approximately 10% of the cost of each new geothermal power plant or “production tax credits” of $20.00 (plus an annual adjustment for an inflation factor) per megawatt hour for the first ten years of electricity output. Currently, production tax credits can only be claimed on new plants placed into service before December 31, 2008. The availability of production tax credits for new plants put into service after 2008 will depend on whether Congress acts to make tax credits available for such plants and the President elects to sign into law the action taken by Congress.

The owners of a geothermal power project are also permitted to deduct most of the cost of the power plant as “depreciation” over five years on an accelerated basis. The fact that the deductions are accelerated means that more of the cost is deducted in the first few years than during the remainder of the depreciation period.

The tax incentives associated with a geothermal power plant are generally only beneficial to a party with sufficient taxable income. A party with sufficient taxable income can use the tax incentives to reduce their overall tax liability. Due to the nature and timing of the tax incentives, it is likely that the tax incentives available for the geothermal power plants we intend to develop will exceed the taxable income produced by such power plants for several years of operations. Therefore, an important part of our strategy involves partnering with investors that are able to utilize the tax incentives to offset taxable income associated with their operations unrelated to our geothermal power plants. For example, a corporation in the financial services industry may be willing to finance the development of a geothermal power plant for the right to receive the benefit of the tax incentives, which it could then use to reduce the tax liability associated with its regular operations.

The value of the tax incentives can be transferred in a variety of methods. For instance, investment and production tax credits can be transferred through tax leases in connection with financing arrangements associated with the development of the power plant.

Tax reform has the potential to have a material effect on our business, financial condition, future results and cash flow. Tax reform could reduce or eliminate the value of the current tax subsidies available to geothermal projects. Any restrictions or tightening of the rules for lease or partnership transactions, whether or not part of major tax reform, could also materially affect our business, financial condition, future results and cash flow. In addition, changes to the Internal Revenue Code could significantly increase the regulatory-related compliance and other expenses incurred by geothermal projects which, in turn, could materially and adversely affect our business, financial condition, future results and cash flow. Any such changes could also make it more difficult for us to obtain financing for future projects.

A significant part of our business strategy is to utilize the tax and other incentives available to developers of geothermal power generating plants to attract strategic alliance partners with the capital sufficient to complete these projects. Many of the incentives available for these projects are new and highly complex. There can be no assurance that we will be successful in structuring agreements that are attractive to potential strategic alliance partners. If we are unable to do so, we may be unable to complete the development of our geothermal power projects and our business could be harmed.

The exploration, development, and operation of geothermal energy resources by our Power Systems segment is subject to geological risks and uncertainties, which may result in decreased performance, increased costs, or abandonment of our projects.

Our Power Systems segment is involved in the exploration, development and operation of geothermal energy resources. These activities are subject to uncertainties, which vary among different geothermal resources. These uncertainties include dry holes, uncontrolled releases of pressure and temperature decline, all of which can increase our operating costs and capital expenditures or reduce the efficiency of our power plants. In addition, the high temperature and high pressure in geothermal energy resources requires special resource management and monitoring. Because geothermal resources are complex geological structures, we can only estimate their geographic area. The viability of geothermal projects depends on different factors directly related to the geothermal resource, such as the heat content (the relevant composition of temperature and pressure) of the geothermal resource, the useful life (commercially exploitable life) of the resource and operational factors relating to the extraction of geothermal fluids. The geothermal resources we intend to exploit may not be sufficient for sustained generation of the anticipated electrical power capacity over time. Further, any of our geothermal resources may suffer an unexpected decline in capacity. In addition, we may fail to find commercially viable geothermal resources in the expected quantities and temperatures, which would adversely affect our development of geothermal power projects.

The operation of the geothermal power plants our Power Systems segment intends to develop will depend on the continued availability of adequate geothermal resources. We cannot be certain that any geothermal resource will remain adequate for the life of a geothermal power plant. If the geothermal resources available to a power plant we develop become inadequate, we may be unable to perform under the power purchase agreement for the affected power plant, which in turn could reduce our revenues and materially and adversely affect our business, financial condition, future results and cash flow. If we suffer a degradation in our geothermal resources, our insurance coverage may not be adequate to cover losses sustained as a result thereof.

Our Power Systems segment may be materially adversely affected if we are unable to successfully utilize certain heat transfer technologies in the geothermal power projects our Power Systems segment intends to develop.

Our Power Systems segment intends to utilize certain heat transfer technologies in the geothermal power projects we intend to develop. These heat transfer technologies were developed by UTC Power Corporation, or UTCP, a United Technologies Corporation company. UTCP’s heat transfer technologies are designed to enable the generation of power from geothermal resources that are lower in temperature than those resources used in traditional flash steam geothermal projects.

UTCP’s heat transfer technologies have a limited operating history and have only been deployed in a limited number of geothermal power projects. As a result, we cannot be certain that UTCP’s heat transfer technologies can be successfully implemented in the geothermal power projects we intend to develop. If we are not able to successfully utilize UTCP’s heat transfer technologies in the geothermal power projects we intend to develop and we are unable to utilize appropriate substitute technologies, we may be unable to develop these projects and our business, prospects, financial condition and results of operations could be harmed.

The costs of compliance with environmental laws and of obtaining and maintaining environmental permits and governmental approvals required for construction and/or operation of geothermal power plants are substantial, and any non-compliance with such laws or regulations may result in the imposition of liabilities which could materially and adversely affect our business, financial condition, future results and cash flow.

The geothermal power projects our Power Systems segment intends to develop will be required to comply with numerous federal, regional, state and local statutory and regulatory environmental standards. Geothermal projects must also maintain numerous environmental permits and governmental approvals required for construction and/or operation. Environmental permits and governmental approvals typically contain conditions and restrictions, including restrictions or limits on emissions and discharges of pollutants and contaminants, or may have limited terms. If we fail to satisfy these conditions or comply with these restrictions, or we fail to comply with any statutory or regulatory environmental standards, we may become subject to a regulatory enforcement action and the operation of the projects could be adversely affected or be subject to fines, penalties or additional costs.

The geothermal power projects our Power Systems segment intends to develop could expose us to significant liability for violations of hazardous substances laws because of the use or presence of such substances.

The geothermal power projects our Power Systems segment intends to develop will be subject to numerous federal, regional, state and local statutory and regulatory standards relating to the use, storage and disposal of hazardous substances. We may use industrial lubricants and other substances at our projects that could be classified as hazardous substances. If any hazardous substances are found to have been released into the environment at or near the projects, we could become liable for the investigation and removal of those substances, regardless of their source and time of release. If we fail to comply with these laws, ordinances or regulations or any change thereto, we could be subject to civil or criminal liability, the imposition of liens or fines, and large expenditures to bring the projects into compliance. Furthermore, we can be held liable for the cleanup of releases of hazardous substances at other locations where we arranged for disposal of those substances, even if we did not cause the release at that location. The cost of any remediation activities in connection with a spill or other release of such substances could be significant.

Our Transportation and Industrial Technology segment may be unable to successfully license our intellectual property.

A significant part of our long-term business strategy for our Transportation and Industrial Technology segment is based upon the licensing of our SymetronTM technologies to electric motor, controller, alternator and generator manufacturers, suppliers and system integrators. We expect the sales cycle with respect to the licensing of our technology to be lengthy, and there can be no assurance that we will achieve meaningful licensing revenues in the time frames that we expect. If we are unable to successfully license our intellectual property or technology to these businesses or others, our Transportation and Industrial Technology segment may be unable to generate revenues under its current business model. If we are unable to generate license revenues, we may be required to develop a new long-term business strategy for the Transportation and Industrial Technology segment or discontinue operating this business segment.

Our SymetronTM technologies are relatively new and commercially unproven. While we have completed some laboratory testing, our technologies have not yet been durability tested for long-term applications. We can provide no assurance that our technologies will prove suitable for our target business segments. Our potential product applications require significant and lengthy product development efforts. To date, we have not developed any commercially available products. It may be years before our technology is proven viable, if at all. During our product development process, we may experience technological issues that we may be unable to overcome. Superior competitive technologies may be introduced or potential customer needs may change resulting in our technology or products being unsuitable for commercialization. Because of these uncertainties, our efforts to license our technologies may not succeed.

We are currently focusing on commercializing our SymetronTM technologies in the transportation and industrial markets. We cannot predict the rate at which market acceptance of our technologies will develop in these markets, if at all. Additionally, we may focus our product commercialization activities on a particular industry or industries, which may not develop as rapidly as other industries, if at all. The commercialization of our products or the licensing of our intellectual property in an industry or industries that are not developing as rapidly as other industries could harm our business, prospects, financial condition and results of operations.

The demand for our technologies may be dependent on government regulations and policies such as standards for Corporate Average Fuel Economy (“CAFE”), Renewable Portfolio Standards (“RPS”), the Clean Air Act and Section 45 of the Internal Revenue Code. Changes in these regulations and policies could have a negative impact on the demand for the power we plan to generate and our technologies. Any new government regulations or policies pertaining to our products or technologies may result in significant additional expenses to us and our potential customers and could cause a significant reduction in demand for our technologies and thereby significantly harm our Transportation and Industrial Technology segment.

We may not be able to enforce or protect the intellectual property that our Transportation and Industrial Technology segment is seeking to license.

The success of our Transportation and Industrial Technology segment is dependent upon protecting our proprietary technology. We rely primarily on a combination of copyright, patent, trade secret and trademark laws, as well as confidentiality procedures and contractual provisions to protect our proprietary rights. These laws, procedures and provisions provide only limited protection. We have applied for patent protection on most of our key technologies. We cannot be certain that our six issued U.S. patents, six pending U.S. patent applications, five pending international patent applications and four pending foreign patent applications will result in issued patents or that the claims allowed are or will be sufficiently broad to protect the inventions derived from our technology or prove to be enforceable in actions against alleged infringers. Also, additional patent applications that we may file for our current and future technologies may not be issued. We have received three trademark registrations in the U.S. and five trademark registrations internationally. We have also applied for five additional trademark registrations in the U.S. and seven additional trademark registrations internationally which may never be granted.

The contractual provisions we rely on to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached and our trade secrets and proprietary information may be disclosed to the public. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our technology or products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to proprietary information underlying our licensed applications which they may improperly appropriate. Additionally, our competitors may independently design around patents and other proprietary rights we hold.

Policing unauthorized use of our technology may be difficult and some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention resulting in significant harm to our business.

If third parties assert that our current or future products infringe their proprietary rights, we could incur costs and damages associated with these claims, whether the claims have merit or not, which could significantly harm our business. Any future claims could harm our relationships with existing or potential customers. In addition, in any potential dispute involving our intellectual property, our existing or potential customers could also become the targets of litigation, which could trigger indemnification obligations under license and service agreements and harm our customer relationships. If we unsuccessfully defend an infringement claim, we may lose our intellectual property rights, which could require us to obtain licenses which may not be available on acceptable terms or at all.

We license patented intellectual property rights from third party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects could be harmed. Our licensor may also seek to terminate our license.

We are a party to licenses that give us rights to third-party intellectual property that is necessary or useful to our business. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce our licensed intellectual property. Our licensors may not successfully prosecute the patent applications to which we have licenses. Even if patents are issued in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.

Our licensors may allege that we have breached our license agreement with them, and accordingly seek to terminate our license. If successful, this could result in our loss of the right to use the licensed intellectual property, which could adversely affect our ability to commercialize our technologies, products or services, as well as harm our competitive business position and our business prospects.

Our Transportation and Industrial Technology segment could incur significant expenses if products built with our technology contain defects.

If our Transportation and Industrial Technology segment successfully licenses our technology, products built with that technology may result in product liability lawsuits for any defects that they may contain. Detection of any significant defects may result in, among other things, loss of, or delay in, market acceptance and sales of our technology, diversion of development resources, injury to our reputation, or increased service and warranty costs. A material product liability claim could significantly harm our business, result in unexpected expenses and damage our reputation.

We face substantial competition in each of our business segments. If we fail to compete effectively, our business will suffer.

Our Power Systems segment faces significant competition from other companies seeking to develop the geothermal opportunities available. Some of our competitors for geothermal projects have substantial capabilities and greater financial and technical resources than we do. As a result, we may be unable to acquire additional geothermal resources or projects on terms acceptable to us.

Our Power Systems segment also competes with producers of energy from other renewable sources. This competition may make it more difficult for us to enter into power purchase agreements for our projects on terms that are acceptable to us.

We believe our Transportation and Industrial Technology segment will face significant competition from existing manufacturers, including motor, controller, alternator, and transportation vehicle companies. We may also face significant competition from our future partners. These partners may have better access to information regarding their own manufacturing processes, which may enable them to develop products that can be more easily incorporated into their products. If our potential partners improve or develop technology that competes directly with our technology, our business will be harmed.

In each of our business segments, we face competition from companies that have access to substantially greater financial, engineering, manufacturing and other resources than we do, which may enable them to react more effectively to new market opportunities. Many of our competitors may also have greater name recognition and market presence than we do, which may allow them to market themselves more effectively to new customers or partners.

We may pursue strategic acquisitions that could have an adverse impact on our business.

Our success depends on our ability to execute our business strategies. Our Power Systems segment is seeking to develop geothermal power plants. Our Transportation and Industrial Technology segment is seeking to license our intellectual property to electric motor and controller manufacturers, suppliers and system integrators. Executing these strategies may involve entering into strategic transactions to acquire complementary businesses or technologies. In executing these strategic transactions, we may expend significant financial and management resources and incur other significant costs and expenses. There is no assurance that the execution of any strategic transactions will result in additional revenues or other strategic benefits for either of our business segments. The failure to enter into strategic transactions, if doing so would enable us to better execute our business strategies, could also harm our business, prospects, financial condition and results of operations.

We may issue company stock as consideration for acquisitions, joint ventures or other strategic transactions, and the use of common stock as purchase consideration could dilute each of our current stockholder’s interest. In addition, we may obtain debt financing in connection with an acquisition. Any such debt financing could involve restrictive covenants relating to capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities, including potential acquisitions. In addition, such debt financing may impair our ability to obtain future additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes, and a substantial portion of cash flows, if any, from our operations may be dedicated to interest payments and debt repayment, thereby reducing the funds available to us for other purposes and could make us more vulnerable to industry downturns and competitive pressures.

If we are unable to effectively and efficiently maintain our controls and procedures to avoid deficiencies, there could be a material adverse effect on our operations or financial results.

As a publicly-traded company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002. These requirements may place a strain on our systems and resources. Our management is required to evaluate the effectiveness of our internal control over financial reporting as of each year end, and we are required to disclose management’s assessment of the effectiveness of our internal control over financial reporting, including any “material weakness” (within the meaning of Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 5) in our internal control over financial reporting. On an on-going basis, we are reviewing, documenting and testing our internal control procedures. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required.

No material weaknesses were identified in connection with the audit of our 2007 financial statements. However, weaknesses or deficiencies could be identified in the future. If we fail to adequately address any deficiencies, it could have a material adverse effect on our business, results of operations and financial condition. Ultimately, if not corrected, any deficiencies could prevent us from releasing our financial information and periodic reports in a timely manner, making the required certifications regarding, and complying with our other obligations with respect to our consolidated financial statements and internal controls under the Sarbanes-Oxley Act. Any failure to maintain adequate internal controls over financial reporting and provide accurate financial statements may subject us to litigation and would cause the trading price of our common stock to decrease substantially. Inferior controls and procedures could also subject us to a risk of delisting by the NYSE Arca exchange and cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

If we fail to comply with the NYSE Arca exchange listing standards and maintain our listing on the NYSE Arca exchange, our business could be materially harmed and our stock price could decline.

Our shares of common stock are listed on the NYSE Arca exchange. Pursuant to the Sarbanes-Oxley Act of 2002, national securities exchanges, including the NYSE Arca exchange, have adopted more stringent listing requirements. Although we have been approved to list shares of common stock on the NYSE Arca exchange, we may not be able to maintain our compliance with all of the listing standards of the NYSE Group. Any failure by us to maintain our listing on the NYSE Arca exchange could materially harm our business, cause our stock price to decline, and make it more difficult for our stockholders to sell their shares.

We rely on key personnel and the loss of key personnel or the inability to attract, train, and retain key personnel could have a negative effect on our business.

We believe our future success will depend to a significant extent on the continued service of our executive officers and other key personnel. Of particular importance to our continued operations are our executive management and technical staff. We do not have key person life insurance for any of our executive officers, technical staff or other employees. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business could be harmed. In recent years we have experienced turnover in several key positions.

Our future success also depends on our ability to attract, train, retain and motivate highly skilled technical and sales personnel. Since our Company has limited resources to attract qualified personnel, we may not be successful in recruiting, training, and retaining personnel in the future, which would impair our ability to maintain and grow our business.

Our limited cash resources have in the past required us to rely heavily on equity compensation to hire and retain key personnel, and we expect this to continue in the future. This practice may result in significant non-cash compensation expenses and dilution to our stockholders.

The large number of shares eligible for public sale could cause our stock price to decline.

The market price of our common stock could decline as a result of the resale of shares of common stock that were previously restricted under Rule 144. If our officers, directors or employees sell shares for tax, estate planning, portfolio management or other purposes, such sales could be viewed negatively by investors and put downward pressure on our stock price. Approximately 35.7 million shares were free of restrictive legend as of March 31, 2008, up from approximately 20.2 million as of March 31, 2007. The occurrence of such sales, or the perception that such sales could occur, may cause our stock price to decline.

Our reported financial results may be adversely affected by changes in U.S. generally accepted accounting principles.

U.S. generally accepted accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our financial results. For example, prior to January 1, 2007, we were not required to record liabilities relating to uncertainties in our income tax positions until a determination was made by the IRS disallowing the deductions. However, beginning January 1, 2007 we are required to determine whether it is more-likely-than-not that a tax position is sustainable and measure the tax position to recognize in the financial statements in accordance with recent accounting pronouncements.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments and possible acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. The net proceeds may be invested temporarily until they are used for their stated purpose. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our deficiency of earnings to fixed charges for the indicated periods are set forth below. The information set forth below should be read in conjunction with the financial information incorporated by reference herein.

	Fiscal Year Ended December 31,
	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	—	—	—	—	—

(1) This table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of loss before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of our rental payments under operating leases we believe represent interest. Earnings for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 were insufficient to cover fixed charges by $15,749,005, $18,488,936, $8,932,816, $6,976,075, and $1,436,950, respectively.

We had no shares of preferred stock outstanding for any period presented. As a result, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

The following is a summary of the material terms of our common stock and preferred stock. Please see our certificate of incorporation for more detailed information.

Common Stock

As of May 28, 2008, there were 56,105,292 outstanding shares of common stock outstanding. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common stockholders have the right to receive dividends when, as, and if declared by the board of directors from funds legally available therefor. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

Preferred Stock

As of May 28, 2008, there were no preferred shares issued or outstanding. The shares of preferred stock have such rights and preferences as our board of directors shall determine, from time to time. Our common stock is subject to the express terms of our preferred stock and any series thereof. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding common stock. Our board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings for the issuance of preferred stock and our board of directors has no present intention to issue any shares of preferred stock.

Certain Provisions Affecting Control of the Company

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“Delaware Law”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a “business combination” with any “interested stockholder,” defined as a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as its affiliates and associates, for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the date the interested stockholder attained this status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors as well as officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the relevant date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of the provisions of Section 203. This statute could prevent or delay mergers or other takeover or change-of-control transactions for us and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaw Provisions

The following summary of certain provisions of our certificate of incorporation and bylaws is not complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, copies of which may be obtained as described in “Available Information.”

Our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board of directors, our chief executive officer, or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Our certificate of incorporation also specifies that the authorized number of directors may be changed only by a resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Subject to the rights of the holders of any series of preferred stock, any vacancies on our board may only be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, and not by stockholders. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors. In addition, our certificate of incorporation divides our board of directors into three classes having staggered terms. This may delay any attempt to replace our board of directors.

Our certificate of incorporation provides that should any stockholder desire to present business at any meeting, they must comply with certain advance notice provisions in our bylaws.

Provisions of our certificate of incorporation and bylaws will make it more difficult for a third party to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts. Our certificate of incorporation authorizes our board of directors to issue up to 5,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be junior to the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could reduce the voting power of the holders of our common stock and the likelihood that common stockholders will receive payments upon liquidation.

Transfer Agent and Registrar

Interwest Transfer Company, Inc. is the transfer agent and registrar for our common stock.

DESCRIPTION OF WARRANTS

General Description of Warrants

We may issue warrants for the purchase of debt securities, preferred stock or common stock, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement. The following description, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the SEC in connection with any offering of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants exercisable for debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount and price of debt securities that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants exercisable for common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares and price of common stock or preferred stock that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of common stock or preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

DESCRIPTION OF DEBT SECURITIES

This section contains a description of the general terms and provisions of the debt securities that may be offered by this prospectus. We may issue senior debt securities and subordinated debt securities under one of two separate indentures to be entered into between us and a trustee that will be named in the applicable prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The senior indenture and the subordinated indenture are referred to in this prospectus individually as the “indenture” and collectively as the “indentures.” The indentures may be supplemented from time to time.

This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

In addition, the material specific financial, legal and other terms as well as any material U.S. federal income tax consequences particular to securities of each series will be described in the prospectus supplement relating to the securities of that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

Neither indenture limits the amount of debt that we may issue under the indenture or otherwise. Under the indentures, we may issue the securities in one or more series with the same or various maturities, at par or a premium, or with original issue discount.

Unless otherwise specified in the prospectus supplement, the debt securities covered by this prospectus will be our direct unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness. Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our senior indebtedness. See “—Subordination” below. Any of our secured indebtedness will rank ahead of the debt securities to the extent of the value of the assets securing such indebtedness.

We conduct operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities will be largely dependent on the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends, loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts that will be due on our debt securities or to make any funds available for payment of amounts that will be due on our debt securities. Because we are a holding company, our obligations under our debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights, and the rights of our creditors, including the rights of the holders of the debt securities, to participate in any distribution of assets of any of our subsidiaries, if such subsidiary were to be liquidated or reorganized, are subject to the prior claims of the subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against our subsidiaries, our claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to us.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include, among other terms, some or all of the following, as applicable:

•	the title and series of such debt securities, which may include medium-term notes;

•	the total principal amount of the series of debt securities and whether there shall be any limit upon the aggregate principal amount of such debt securities;

•	the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of the debt securities will be payable;

•

the rate or rates at which such debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

•	the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•

the place or places where the principal of or any premium or interest on such debt securities will be payable, where any of such debt securities that are issued in registered form may be surrendered for registration of, transfer or exchange, and where any such debt securities may be surrendered for conversion or exchange;

•

if such debt securities are to be redeemable at our option, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option;

•

provisions specifying whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder of such debt securities and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased;

•

if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

•

provisions specifying whether the debt securities will be convertible into other securities of Raser and/or exchangeable for securities of Raser or other issuers and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

•

if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of such debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•	if other than U.S. dollars, the currency of payment, including composite currencies, of the principal of, and any premium or interest on any of such debt securities;

•

provisions specifying whether the principal of, and any premium or interest on such debt securities will be payable, at the election of Raser or a holder of debt securities, in a currency other than that in which such debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on such debt securities;

•	provisions specifying whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

•

provisions specifying whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•

in the case of subordinated debt securities, provisions specifying the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated in right of payment to other series of subordinated debt securities or other indebtedness of Raser, as the case may be, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	any deletions from, modifications of or additions to the negative pledge provisions, events of default or covenants of Raser with respect to such debt securities;

•	terms specifying whether the provisions described below under “—Discharge; Defeasance and Covenant Defeasance” will be applicable to such debt securities;

•	terms specifying whether any of such debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such debt securities to be authenticated and delivered; and

•	any other terms of such debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of such debt securities.

The prospectus supplement relating to debt securities being offered pursuant to this prospectus will be attached to the front of this prospectus.

We may from time to time, without the consent of the existing holders of the debt securities, create and issue further debt securities having the same terms and conditions as the previously issued debt securities in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. Such debt securities will be fungible with the previously issued notes to the extent specified in the applicable prospectus supplement or pricing supplement.

We may also in the future issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under either of the indentures described in this prospectus. Thus, any other debt securities that we may issue may be issued under other indentures or documentation containing provisions different from those included in the indentures or applicable to one or more issues of the debt securities described in this prospectus.

Negative Pledge

Neither indenture limits the amount of other securities that we or our subsidiaries may issue. However, each indenture contains a provision that we refer to in this prospectus as the “Negative Pledge” that provides that we will not pledge or otherwise subject to any lien any of our property or assets to secure indebtedness for money borrowed that is incurred, issued, assumed or guaranteed by us, subject to certain exceptions.

The terms of the Negative Pledge do nevertheless permit us to create:

•	liens in favor of any of our subsidiaries;

•	purchase money liens;

•	liens existing at the time of any acquisition that we may make;

•	liens in favor of the United States, any state or governmental agency or department to secure obligations under contracts or statutes;

•

liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers’ acceptances, leases, surety and performance bonds and other similar obligations incurred in the ordinary course of business;

•	liens upon any real property acquired or constructed by us primarily for use in the conduct of our business;

•

arrangements providing for our leasing of assets, which we have sold or transferred with the intention that we will lease back these assets, if the lease obligations would not be included as liabilities on our consolidated balance sheet;

•	liens to secure non-recourse debt in connection with our leveraged or single-investor or other lease transactions;

•	consensual liens created in our ordinary course of business that secure indebtedness that would not be included in total liabilities as shown on our consolidated balance sheet;

•	liens created by us in connection with any transaction that we intend to be a sale of our property or assets;

•	liens on property or assets financed through tax-exempt municipal obligations;

•

liens arising out of any extension, renewal or replacement, in whole or in part, of any financing permitted under the Negative Pledge, so long as the lien extends only to the property or assets, with improvements, that originally secured the lien; and

•	liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of our consolidated net worth.

In addition, under the subordinated indenture pursuant to which any of our senior subordinated debt is issued, we will agree not to permit:

•

the aggregate amount of senior subordinated indebtedness outstanding at any time to exceed 100% of the aggregate amount of the par value of our capital stock plus our consolidated surplus (including retained earnings); or

•

the aggregate amount of senior subordinated indebtedness and junior subordinated indebtedness outstanding at any time to exceed 150% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings).

The supplemental indenture or the form of security for a particular series of debt securities may include additional Negative Pledge terms or changes to the terms of the Negative Pledge described above. The Negative Pledge terms applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series.

Consolidation, Merger or Sale

Subject to the provisions of the Negative Pledge described above, the indentures will not prevent us from consolidating or merging with any other person or selling our assets as, or substantially as, an entirety. However, pursuant to the indentures we will agree not to consolidate with or merge into any other person or convey or transfer or lease substantially all of our properties and assets to any person, unless, among other things:

•

the successor entity (if other than the company) expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and any interest on, all the debt securities then outstanding and the performance and observance of every covenant in the indentures that we would otherwise have to perform as if it were an original party to the indentures;

•

the person to which our properties and assets (as an entirety or substantially as an entirety) are sold expressly assumes, as a part of the purchase price, by a supplemental indenture the due and punctual payment of the principal of, and any premium and any interest on, all the debt securities then outstanding and the performance and observance of every covenant in the indentures that we would otherwise have to perform as if it were an original party to the indentures; and

•	the company or the successor entity (if other than the company), or purchaser of our properties and assets, as applicable, is not immediately thereafter in default under the indentures.

The successor entity or purchaser of our properties and assets, as applicable, will assume all our obligations under the indentures as if it were an original party to the indentures. After assuming the obligations, the successor entity will have all our rights and powers under the indentures.

Events of Default

An “event of default” means any one of the following events that occurs with respect to a series of debt securities issued under an indenture:

•	we fail to pay interest on any debt security of such series for 30 days after payment was due;

•	we fail to make the principal or any premium payment on any debt security of such series when due;

•	we fail to make any sinking fund payment or analogous obligation when due in respect of any debt securities of such series;

•

we fail to perform any other covenant in the indenture and this failure continues for 30 days after we receive written notice of it (other than any failure to perform in respect of a covenant included in the indenture solely for the benefit of another series of debt securities);

•

any event of default shall have occurred in respect of our indebtedness (including guaranteed indebtedness but excluding any subordinated indebtedness), and, as a result, an aggregate principal amount exceeding $5.0 million of such indebtedness is accelerated prior to its scheduled maturity and such acceleration is not rescinded or annulled within 30 days after we receive written notice; or

•	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. The events of default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. Other than as specified above, a default under our other indebtedness will not be a default under the indentures for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series.

If an event of default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or specified amount) on all debt securities of that series to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of Raser, all unpaid principal amount (or specified amount) of and all accrued and unpaid interest on the outstanding debt securities of such series shall automatically become immediately due and payable.

The trustee may withhold notice to the holders of our debt securities of any default (except for defaults that involve our failure to pay principal of, premium, if any, or interest, if any, or any sinking fund payment, if applicable, on any series of debt securities) if the trustee considers that withholding notice is in the interests of the holders of that series of debt securities.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount (or specified amount) of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•

we have cured or the holders have waived all events of default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the applicable indenture.

We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default.

If a default in the performance or breach of an indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding debt securities of all series under such indenture, by notice to the trustee, may waive any past event of default or its consequences under such indenture. However, an event of default cannot be waived with respect to any series of securities in the following two circumstances:

•	a failure to pay the principal of, and premium, if any, or interest on, any security; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under an indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indentures.

Modification of Indenture

The indentures contain provisions permitting us and the trustee to amend, modify or supplement the indentures and any supplemental indenture under which the series of debt securities are issued. Generally, these changes require the consent of the holders of at least a majority of the outstanding principal amount of each series of debt securities affected by the change.

However, no modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights and no modification reducing the percentage required for modifications or modifying the foregoing requirements or reducing the percentage required to waive certain specified covenants is effective against any holder without its consent. In addition, no supplemental indenture shall adversely affect the rights of any holder of senior indebtedness with respect to subordination without the consent of such holder.

In computing whether the holders of the requisite principal amount of outstanding debt securities have taken action under an indenture or any supplemental indenture:

•

for an original issue discount security, we will use the amount of the principal that would be due and payable as of that date, as if the maturity of the debt had been accelerated due to a default; and

•

for a debt security denominated in a foreign currency or currencies, we will use the U.S. dollar equivalent of the outstanding principal amount as of that date, using the exchange rate in effect on the date of original issuance of the debt security.

Subordination

Our subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness. In the event of (1) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Raser or to its creditors, as such, or to its assets, or (2) any voluntary or involuntary liquidation, dissolution or other winding up of Raser, whether or not involving insolvency or bankruptcy or (3) any assignment for the benefit of creditors or (4) the taking of corporate action by Raser in furtherance of any such action or (5) the admitting in writing by Raser of its inability to pay its debts generally as they become due, then and in any such event the holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision will be made for such payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, our subordinated debt securities, and to that end the holders of senior indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any of our other indebtedness being subordinated to the payment of our subordinated debt securities, which may be payable or deliverable in respect of the subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event. By reason of such subordination, in the event of liquidation or insolvency of Raser, holders of senior indebtedness and holders of our other obligations that are not subordinated to senior indebtedness may recover more, ratably, than the holders of our subordinated debt securities.

Subject to the payment in full of all senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to receive payments or distributions of cash, property or securities of Raser applicable to such senior indebtedness until the principal of, any premium and interest on, our subordinated debt securities have been paid in full.

No payment of principal (including redemption and sinking fund payments) of, or any premium or interest on, our subordinated debt securities may be made (1) in the event and during the continuation of any default by Raser in the payment of principal, premium, interest or any other amount due on any of our senior indebtedness, or (2) if the maturity of any our senior indebtedness has been accelerated because of a default.

Our subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations. Our senior debt securities will constitute senior indebtedness under our subordinated indenture.

The term “senior indebtedness” means all indebtedness of Raser outstanding at any time, except (1) our subordinated debt securities, (2) indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such indebtedness is subordinated to or ranks equally with our subordinated debt securities, (3) indebtedness of Raser to an affiliate, (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against Raser in a proceeding under federal or state bankruptcy laws, (5) trade accounts payable, (6) any indebtedness issued in violation of the instrument creating it and (7) any guarantee of indebtedness. Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of our subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Global Securities

We may issue the global securities in either registered or bearer form, in either temporary or permanent form. Unless the prospectus supplement specifies otherwise, debt securities, when issued, will be represented by a permanent global security or securities, and each permanent global security will be deposited with, or on behalf of, The Depository Trust Company, which we refer to as the Depositary, and registered in the name of a nominee of the Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States), or Clearstream or Euroclear (outside of the United States), if they are participants of those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold the interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and The Chase Manhattan Bank will act as depositary for Euroclear (in those capacities, the “U.S. Depositaries”). Except under the limited circumstances described below, permanent global securities will not be exchangeable for securities in definitive form and will not otherwise be issuable in definitive form.

Ownership of beneficial interests in a permanent global security will be limited to institutions that have accounts with the Depositary or its nominee (each a “participant”) or persons who may hold interests through participants. In addition, ownership of beneficial interests by participants in that permanent global security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for that permanent global security. Ownership of beneficial interests in that permanent global security by persons who hold through participants will be evidenced only by, and the transfer of that ownership interest within the participant will be effected only through, records maintained by that participant. The Depositary has no knowledge of the actual beneficial owners of securities. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to transfer your beneficial interests in that permanent global security.

We have been advised by the Depositary that upon the issuance of a permanent global security and the deposit of that permanent global security with the Depositary, the Depositary will immediately credit on its book-entry registration and transfer system the respective principal amounts represented by that permanent global security to the accounts of participants.

The paying agent will make all payments on securities represented by a permanent global security registered in the name of or held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global security representing the securities. The Depositary has advised us that upon receipt of any payment of principal of, or premium or interest on, if any, a permanent global security, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that permanent global security as shown in the records of the Depositary or its nominee. We expect that payments by participants to owners of beneficial interests in a permanent global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” (i.e., the name of a securities broker or dealer), and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

None of Raser, any trustee, any agent of Raser, or any agent of a trustee will be responsible or liable for any aspect of the records relating to or payments made on account of beneficial interests in a permanent global security or for maintaining, supervising, or reviewing any of the records relating to such beneficial interests.

A permanent global security is exchangeable for definitive securities registered in the name of, and a transfer of a permanent global security may be registered to, any person other than the Depositary or its nominee, only if:

•

the Depositary notifies us that it is unwilling or unable to continue as Depositary for that permanent global security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor Depositary within 90 days;

•	we, in our discretion, determine that the permanent global security will be exchangeable for definitive securities in registered form; or

•

an event of default under the applicable indenture shall have occurred and be continuing, as described in the prospectus, and we, the applicable trustee, or the applicable registrar and paying agent notify the Depositary that the permanent global security will be exchangeable for definitive securities in registered form.

Any permanent global security which is exchangeable will be exchangeable in whole for definitive securities in registered form, of like tenor and of an equal aggregate principal amount as the permanent global security, in denominations of $1,000 and integral multiples thereof. Those definitive securities will be registered in the name or names of such person or persons as the Depositary shall instruct such trustee. We expect that those instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the permanent global security.

In the event definitive securities are issued, you may transfer the definitive securities by presenting them for registration to the registrar at its New York office, as the case may be. If you transfer less than all of your definitive securities, you will receive a definitive security or securities representing the retained amount from the registrar at its New York office, as the case may be, within 30 days of presentation for transfer. Definitive securities presented for registration must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee for the securities, duly executed by the holder or his attorney duly authorized in writing. You can obtain a form of written instrument of transfer from the registrar for the securities at its New York office. We may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive securities, but otherwise transfers will be without charge. If we issue definitive securities,

•	principal of and interest on the securities will be payable in the manner described below;

•	the transfer of the securities will be registrable; and

•	the securities will be exchangeable for securities bearing identical terms and provisions.

If we issue definitive securities, we will do so at the office of the paying agent, including any successor paying agent and registrar for the securities.

We may pay interest on definitive securities, other than interest at maturity or upon redemption, by mailing a check to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. The term “record date,” as used in this prospectus, means the close of business on the fifteenth day preceding any interest payment date.

Notwithstanding the foregoing, the Depositary, as holder of the securities, or a holder of more than $l million in aggregate principal amount of securities in definitive form, may require a paying agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions.

Such paying agent must receive these instructions not less than ten days prior to the applicable interest payment date.

A paying agent will pay the principal and interest payable at maturity or upon redemption by wire transfer of immediately available funds against presentation of a security at the office of the paying agent.

Except as provided above, owners of beneficial interests in a permanent global security will not be entitled to receive physical delivery of securities in definitive form and will not be considered the holders of these securities for any purpose under the applicable indenture, and no permanent global security will be exchangeable, except for another permanent global security of like denomination and tenor to be registered in the name of the Depositary or its nominee. So each person owning a beneficial interest in a permanent global security must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take this action, and the participants would authorize beneficial owners owning through participants to give or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

Where any debt securities of any series are issued in bearer form, the restrictions and considerations applicable to such debt securities and with respect to the payment, transfer and exchange of such debt securities will be described in the related prospectus supplement.

The Depository Trust Company. The Depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants. By doing so, the Depositary eliminates the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

We believe that the sources from which the information in this section concerning the Depositary and the Depositary’s system has been obtained are reliable, but we take no responsibility for the accuracy of the information.

Clearstream. Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing.

Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including Agents, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include the Agents. Indirect access to Clearstream, is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the Agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the securities will be made in immediately available funds. Secondary market trading between participants in the Depositary will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets the settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in the Depositary and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a participant in the Depositary will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Credits or any transactions in securities settled during this processing will be reported to the relevant Euroclear or Clearstream Participants on that following business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a participant in the Depositary will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Discharge; Defeasance and Covenant Defeasance

We may discharge certain obligations to the holders of any debt securities of any series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) if we deposit with the trustee, in trust, funds in the currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium and interest to the date of such deposit (if such debt securities have then become due and payable) or to the maturity date of such debt securities, as the case may be.

We also may, at our option, elect to:

•

discharge any and all of our obligations with respect to the debt securities of such series, except for, among other things, our obligation to register the transfer of or exchange such debt securities and to maintain an office or agency with respect to such debt securities (which we refer to in this prospectus as “defeasance”); or

•

release ourselves from our obligation to comply with certain restrictive covenants under the indentures, and to provide that any failure to comply with such obligations shall not constitute a default or an event of default with respect to such series of debt securities (which we refer to in this prospectus as “covenant defeasance”).

Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars or in the foreign currency in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities which, through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the scheduled due dates.

Such trust may only be established if, among other things:

•

the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•

no event of default or event which with notice or lapse of time or both would become and an event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of establishment of such trust; and

•

we shall have delivered to the trustee an opinion of counsel to the effect that the deposit and related defeasance or covenant defeasance, as the case may be, would not cause the holders of the securities to recognize income, gain or loss for U.S. federal income tax purposes.

In the case of a defeasance, we must also deliver any ruling to such effect received from or published by the U.S. Internal Revenue Service.

Concerning the Trustee

We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities. The trustee will act as trustee under our senior indenture and our subordinated indenture, as permitted by the terms thereof. At all times, the trustee must be organized and doing business under the laws of the United States, any state thereof or the District of Columbia, and must comply with all applicable requirements under the Trust Indenture Act.

The trustee may resign at any time by giving us written notice or may be removed:

•	by act of the holders of a majority in principal amount of a series of outstanding debt securities; or

•

if it (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States, any state thereof or the District of Columbia; (iii) becomes incapable of acting as trustee; or (iv) or a court takes certain actions relating to bankruptcy, insolvency or reorganization.

If the trustee resigns, is removed or becomes incapable of acting, or if a vacancy occurs in the office of the trustee for any cause, we, by or pursuant to a board resolution, will promptly appoint a successor trustee or trustees with respect to the debt securities of such series. We will give written notice to holders of the relevant series of debt securities, of each resignation and each removal of the trustee with respect to the debt securities of such series and each appointment of a successor trustee. Upon the appointment of any successor trustee, we, the retiring trustee and such successor trustee, will execute and deliver a supplemental indenture in which each successor Trustee will accept such appointment and which will contain such provisions as necessary or desirable to transfer to such successor trustee all the rights, powers, trusts and duties of the retiring trustee with respect to the relevant series of debt securities.

The form of senior indenture and the form of subordinated indenture are filed as exhibits to this registration statement. Holders of any series of debt securities may obtain an indenture or any other documents relating to a series of debt securities by contacting us or the trustee or by accessing the SEC’s web site. See “Information Incorporated By Reference.”

A trustee under a senior indenture or a subordinated indenture may act as trustee under any of our other indentures.

New York Law to Govern

The indentures will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

A summary of any material United States federal income tax consequences to persons investing in the securities offered by this prospectus will be set forth in an applicable prospectus supplement. The summary will be presented for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any acquisition of securities.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time:

•	through underwriters or dealers for resale to the public or to institutional investors;

•	directly to a limited number of institutional purchasers or to a single purchaser;

•	through agents; or

•	if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

Any dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to us from such sale;

•	any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation;

•	the public offering price;

•	any discounts or concessions that may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed; and

•	the securities exchange on which the securities may be listed, if any.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, we will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Underwriters will not be obligated to make a market in any securities. We can give no assurance regarding the activity of trading in, or liquidity of, any securities.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us, as applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue and, other than the common stock, which is listed on the NYSE Arca exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of the trading market for any of the securities.

The place, time of delivery and other terms of the offered securities will be described in the applicable prospectus supplement.

LEGAL MATTERS

Stoel Rives LLP, Salt Lake City, Utah, will pass upon the validity of any securities that we offer pursuant to this prospectus. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The financial statements, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the years ended December 31, 2007 and 2006, and the effectiveness of our internal control over financial reporting as of December 31, 2007 have been audited by Hein & Associates LLP of Denver, Colorado, and our financial statements for the year ended December 31, 2005 have been audited by Tanner LC of Salt Lake City, Utah, independent registered public accounting firms, and are so incorporated by reference herein in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules):

1.	Our Annual Report on Form 10-K for the year ended December 31, 2007, as amended.

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

3.	Our Current Reports on Form 8-K filed on January 23, 2008, March 19, 2008, March 20, 2008, March 25, 2008, March 27, 2008, April 1, 2008, April 9, 2008, April 25, 2008, May 19, 2008 and May 21, 2008.

4.	Our Registration Statement on Form 8-A filed on November 1, 2005, as amended by Amendment No. 1 to such Form 8-A filed on May 15, 2008.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Raser Technologies, Inc., 5152 North Edgewood Drive, Suite 375, Provo, UT 84604, Attention: Investor Relations, (801) 765-1200 (telephone).

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to Raser contained in this prospectus and the accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

1,986,173 Shares

Raser Technologies, Inc.

Common Stock

Prospectus Supplement

Merrill Lynch & Co.

August 15, 2008